                                                                 Exhibit 10

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                              STOCK PURCHASE AGREEMENT

                                    by and among

                                     VIAD CORP

                                        and

                           VIAD SERVICE COMPANIES LIMITED

                                    as Sellers,

                                        and

                                     SAIR GROUP

                                      as Buyer



                                Dated:  May 18, 1999

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--------------------------------------------------------------------------------

                                 TABLE OF CONTENTS


                                                                        PAGE
ARTICLE 1   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . . . . .1

     1.2    Other Defined Terms. . . . . . . . . . . . . . . . . . . . . .7

ARTICLE 2   PURCHASE AND SALE OF THE DOBBS SHARES. . . . . . . . . . . . .9

     2.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .9

     2.2    Sale and Transfer of the Dobbs Shares. . . . . . . . . . . . .9

     2.3    Purchase Price.. . . . . . . . . . . . . . . . . . . . . . . .9

     2.4    Deliveries at Closing. . . . . . . . . . . . . . . . . . . . .9

     2.5    Purchase Price Adjustment. . . . . . . . . . . . . . . . . . 10

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . 12

     3.1    Organization and Qualification of Sellers. . . . . . . . . . 12

     3.2    Authorization of Sellers.. . . . . . . . . . . . . . . . . . 12

     3.3    Organization and Qualification of the US Dobbs Entities;
            Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . . . 12

     3.3A   Organization of the UK Dobbs Entities; Subsidiaries. . . . . 13

     3.4    Capitalization of US Dobbs Entities; Ownership of Dobbs
            Shares.. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

     3.4A   Capitalization of UK Dobbs Entities; Ownership of Dobbs
            Shares.. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

     3.5    No Conflict or Violation.. . . . . . . . . . . . . . . . . . 16

     3.6    US Consents and Approvals. . . . . . . . . . . . . . . . . . 16

     3.6A   Additional Specific Warranties in Relation to UK Consents
            and Approvals. . . . . . . . . . . . . . . . . . . . . . . . 16

     3.7    Financial Statements . . . . . . . . . . . . . . . . . . . . 17

     3.8    Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . 17

     3.9    Absence of Certain Changes or Events.. . . . . . . . . . . . 17

     3.10   Real Property -- US and UK.. . . . . . . . . . . . . . . . . 19

     3.11   Personal Property. . . . . . . . . . . . . . . . . . . . . . 20

     3.12   Contracts and Commitments. . . . . . . . . . . . . . . . . . 21

     3.13   Absence of Breaches or Defaults. . . . . . . . . . . . . . . 22

     3.14   Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . 23

     3.15   Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . 23

     3.16   Compliance with Laws.. . . . . . . . . . . . . . . . . . . . 23


                                         -i-
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

                                                                        PAGE

     3.17   US Labor Matters.. . . . . . . . . . . . . . . . . . . . . . 24

     3.17A  Additional Specific Warranties in Relation to UK Labor
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 24

     3.18   Employee Plans Other Than UK Pension Plan or GPP.. . . . . . 26

     3.18A  UK Pension Plans.. . . . . . . . . . . . . . . . . . . . . . 29

     3.19   Compliance with Environmental Laws.. . . . . . . . . . . . . 30

     3.20   Intellectual Property. . . . . . . . . . . . . . . . . . . . 31

     3.21   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . 34

     3.21A  Additional Specific Warranties in Relation to UK Tax
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

     3.22   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . 38

     3.23   Customers and Suppliers. . . . . . . . . . . . . . . . . . . 38

     3.24   Books and Records. . . . . . . . . . . . . . . . . . . . . . 38

     3.25   Banking Relationships. . . . . . . . . . . . . . . . . . . . 39

     3.26   No Brokers.. . . . . . . . . . . . . . . . . . . . . . . . . 39

     3.27   SEC Compliance.. . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . 39

     4.1    Organization.. . . . . . . . . . . . . . . . . . . . . . . . 39

     4.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . 39

     4.3    Consents and Approvals.. . . . . . . . . . . . . . . . . . . 40

     4.4    No Conflict or Violation.. . . . . . . . . . . . . . . . . . 40

     4.5    Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . 40

     4.6    Investment Representation. . . . . . . . . . . . . . . . . . 40

     4.7    No Brokers.. . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE 5   CONDUCT OF BUSINESS PRIOR TO CLOSING . . . . . . . . . . . . 41

     5.1    Business in Ordinary Course. . . . . . . . . . . . . . . . . 41

     5.2    Investigation by Buyer.. . . . . . . . . . . . . . . . . . . 42

     5.3    Consents and Best Efforts. . . . . . . . . . . . . . . . . . 42

     5.4    Supplemental Disclosure. . . . . . . . . . . . . . . . . . . 42

     5.5    No Solicitation. . . . . . . . . . . . . . . . . . . . . . . 43

     5.6    Dormant Entities.. . . . . . . . . . . . . . . . . . . . . . 43


                                         -ii-
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

                                                                        PAGE
     5.7    Sellers' Restructuring.. . . . . . . . . . . . . . . . . . . 43

ARTICLE 6   ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . 44

     6.1    Release of Seller Guarantees.. . . . . . . . . . . . . . . . 44

     6.2    Arrangements Regarding Employee Plans. . . . . . . . . . . . 44

     6.3    Board Approval.. . . . . . . . . . . . . . . . . . . . . . . 48

     6.4    GDI Name Change. . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE 7   CONDITIONS TO SELLERS' OBLIGATIONS . . . . . . . . . . . . . 48

     7.1    Representations and Warranties.. . . . . . . . . . . . . . . 48

     7.2    Performance of Obligations.. . . . . . . . . . . . . . . . . 48

     7.3    No Proceedings or Litigation.. . . . . . . . . . . . . . . . 48

     7.4    HSR and Fair Trading Acts. . . . . . . . . . . . . . . . . . 48

     7.5    Board Approval.. . . . . . . . . . . . . . . . . . . . . . . 49

     7.6    Opinion of Counsel.. . . . . . . . . . . . . . . . . . . . . 49

ARTICLE 8   CONDITIONS TO BUYER'S OBLIGATIONS. . . . . . . . . . . . . . 49

     8.1    Representations and Warranties.. . . . . . . . . . . . . . . 49

     8.2    Performance of Obligations.. . . . . . . . . . . . . . . . . 49

     8.3    No Proceedings or Litigation.. . . . . . . . . . . . . . . . 49

     8.4    HSR and Fair Trading Acts. . . . . . . . . . . . . . . . . . 49

     8.5    Board Approval.. . . . . . . . . . . . . . . . . . . . . . . 50

     8.6    Opinion of Counsel.. . . . . . . . . . . . . . . . . . . . . 50

     8.7    Consents.. . . . . . . . . . . . . . . . . . . . . . . . . . 50

     8.8    Restructuring. . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE 9   ACTIONS BY SELLERS AND BUYER FOLLOWING THE CLOSING . . . . . 50

     9.1    Further Assurances.. . . . . . . . . . . . . . . . . . . . . 50

     9.2    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . 50

     9.3    Litigation Support.. . . . . . . . . . . . . . . . . . . . . 54

ARTICLE 10  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 54

     10.1   General Indemnification. . . . . . . . . . . . . . . . . . . 54

     10.2   Special Indemnities. . . . . . . . . . . . . . . . . . . . . 57


                                        -iii-
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                                 TABLE OF CONTENTS
                                    (CONTINUED)

                                                                        PAGE

     10.3   Limitations on Indemnity.. . . . . . . . . . . . . . . . . . 59

     10.4   Special Buyer Indemnities. . . . . . . . . . . . . . . . . . 60

     10.5   Exclusive Remedy.. . . . . . . . . . . . . . . . . . . . . . 61

ARTICLE 11  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 62

     11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . 62

     11.2   Procedure Upon Termination.. . . . . . . . . . . . . . . . . 62

ARTICLE 12  DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . 63

     12.1   Appointment of Representatives.. . . . . . . . . . . . . . . 63

     12.2   Mediation. . . . . . . . . . . . . . . . . . . . . . . . . . 63

     12.3   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . 64

     12.4   Equitable Remedies.. . . . . . . . . . . . . . . . . . . . . 65

ARTICLE 13  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . 65

     13.1   Survival of Certain Provisions.. . . . . . . . . . . . . . . 65

     13.2   Assignment; Binding Effect.. . . . . . . . . . . . . . . . . 66

     13.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 66

     13.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 67

     13.5   Entire Agreement; Amendments and Waivers.. . . . . . . . . . 68

     13.6   Disclosure.. . . . . . . . . . . . . . . . . . . . . . . . . 68

     13.7   Invalidity.. . . . . . . . . . . . . . . . . . . . . . . . . 68

     13.8   Captions.. . . . . . . . . . . . . . . . . . . . . . . . . . 68

     13.9   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . 68

     13.10  Confidential Information.. . . . . . . . . . . . . . . . . . 68

     13.11  Transfer and Similar Taxes.. . . . . . . . . . . . . . . . . 69

     13.12  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . 69

     13.13  Representation of Counsel; Mutual Negotiation. . . . . . . . 69

     13.14  Viad Guarantee.. . . . . . . . . . . . . . . . . . . . . . . 69

     13.15  Interpretive Provisions. . . . . . . . . . . . . . . . . . . 69

     13.16  Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . 70


                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 18th day of May, 1999 by and among VIAD CORP, a corporation organized under the laws of the State of Delaware, United States of America ("VIAD"), VIAD SERVICE COMPANIES LIMITED, a company organized under the laws of England and Wales ("VSCL," and collectively with Viad, "SELLERS"), and SAIR GROUP, a company organized under the laws of Switzerland ("BUYER").


                                     RECITALS:

     A. Subject to SCHEDULE 3.4, Viad owns all of the issued and outstanding shares of capital stock of (i) Greyhound-Dobbs Incorporated, a Delaware corporation ("GDI"), which in turn owns, directly or indirectly, all of the issued and outstanding shares of (a) Dobbs International Services, Inc., a Delaware corporation ("DISI"); (b) Dobbs Houses, Inc., a Delaware corporation ("DHI"); and (c) Dobbs Houses International, Inc., a Delaware corporation ("DOBBS HOUSES INTERNATIONAL"); which in turn owns all of the issued and outstanding shares of (d) NAS-Dobbs Houses Limited, a company organized under the laws of England and Wales ("NAS-DOBBS").

     B. VSCL owns all of the issued and outstanding shares of capital stock of Dobbs International (UK) Limited, a company organized under the laws of England and Wales ("DIL"), which in turn owns all of the issued and outstanding shares of Dobbs Houses Limited, a company organized under the laws of England and Wales ("DHL"). GDI, DISI, DHI, Dobbs Houses International, NAS-Dobbs, DIL and DHL are sometimes hereinafter referred to collectively as the "DOBBS ENTITIES."

     C. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of capital stock of GDI and DIL (collectively, the "DOBBS SHARES"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                     ARTICLE 1

                                    DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. As used herein, the following capitalized terms shall have the respective meanings set forth below:

     "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, the Person referred to. For purposes of the preceding sentence, the term "control" shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" shall mean the Transition Services Agreement, Intangibles Purchase Agreement and Noncompetition Agreement.

     "Associated Company" shall mean any entity which directly or indirectly owns or controls or is directly or indirectly owned or controlled by or is in common ownership or control with Buyer to the extent of holding more than 50% of the shares or stock having the power to vote at a general meeting or equivalent.

     "Balance Sheet Date" shall mean January 1, 1999.

     "Benefit Arrangement" shall mean any written or oral employment, consulting, severance or other similar contract, arrangement or policy and each written plan, arrangement, program, agreement or commitment providing coverage for disability benefits, dependent care assistance benefits, educational assistance benefits, cafeteria benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, US Pension Plans, the UK Pension Plan, the GPP or a Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Viad, VSCL or any of the Dobbs Entities, and (c) covers any employee or former employee of any of the Dobbs Entities (with respect to their employment relationship with any such entity).

     "Business Day" shall mean each weekday that is not a holiday under US federal or Delaware law.

     "Buyer's Auditors" shall mean PricewaterhouseCoopers LLP.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations and other pronouncements promulgated thereunder.

     "Contract" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, purchase and sales order, quotation or other executory commitment (whether written or oral) to which any of the Dobbs Entities is a party or by which any of the Dobbs Entities or their respective properties or assets are bound.

     "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, US Pension Plans, the UK Pension Plan, the GPP and Welfare Plans but not including those portions of the Greyhound-Dobbs, Inc. Appendix to VCRIP related solely to former employees of DHI or GDI or their predecessors in interest or any other plan or arrangement which is not currently maintained, contributed to or administered by Sellers or any of the Dobbs Entities.

     "Employment Claims" shall mean all notices of violation, liens, claims, demands, suits, arbitrations, unfair labor practice charges, union recognition petitions, judgments, decrees, orders, or causes of action for violation of any Laws relating to or connected with the employment or engagement (including termination of employment or engagement) of employees and/or workers as defined in such Laws.

     "Employment Law (UK)" shall mean all and any laws, common law, statutes, EU directives that have been implemented in the United Kingdom, regulations, statutory instruments, judgments, decrees or orders, whether of the European Community or the United Kingdom and that have the force of law in the United Kingdom (all as in force at the date of this Agreement, and excluding any statutory modification, consolidation or reenactment after the date of this Agreement), governing the employment or engagement (which, for the avoidance of doubt, shall include termination of employment or engagement) of employees and/or workers as defined in such relevant laws, common law, statutes, EU directives which have been implemented in the United Kingdom, regulations, statutory instruments, judgments, decrees or orders.

     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance, or other right of third parties, whether voluntarily incurred or arising by operation of law or equity, and includes any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

     "Environmental Claims" shall mean all allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including personal injury, property damage, or lost use of property arising out of Environmental Conditions or Environmental Laws.

     "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by (a) any of the Dobbs Entities, or (b) any of their respective predecessors or any successors in interest prior to the Closing Date, or (c) their respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of any of the Dobbs Entities. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property currently or formerly owned or occupied by any of the Dobbs Entities.

     "Environmental Laws" shall mean all currently applicable federal, state, district and material local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes of all types or other similar substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes of all types or other similar substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

     "Equity Securities" shall mean (a) shares of capital stock or other equity securities, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities and (c) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Financial Statements" shall mean the combined unaudited balance sheet of the Dobbs Entities for the fiscal year ended January 1, 1999, and the related statement of income for the 52-week period ending on such date.

     "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by any of the Dobbs Entities, wherever located, including all warranty rights with respect thereto.

     "GAAP" shall mean, with respect to any Person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied throughout the periods covered.

     "GPP" shall mean any personal pension plan to which employees of the UK Dobbs Entities contribute or to which the UK Dobbs Entities contribute on their behalf.

     "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or other hazardous substances or materials (whether solids, liquids or gases) or other hazardous substances which are subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Laws" means all statutes, laws, ordinances, rules, regulations, orders, decrees and judgments of any US federal, state, local or non-US governmental or quasi-governmental body or authority or of any court.

     "Leases" shall mean all of the leases or subleases for personal or real property to which any of the Dobbs Entities is a party or by which any of the Dobbs Entities is bound, including those Leases listed on SCHEDULE 3.10(b) and
SCHEDULE 3.11(b).

     "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or change with respect to the business, operations, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries taken as a whole.

     "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) any of the Dobbs Entities maintains, administers, contributes to or is required to contribute to, or under which any of the Dobbs Entities may incur any liability and (b) covers any employee or former employee of any of the Dobbs Entities (with respect to their employment relationship with any such entity); and (c) is not the UK Pension Plan.

     "Net Worth" shall mean the amount, if any, by which the assets of the Dobbs Entities, as of any particular date, exceed the liabilities of the Dobbs Entities as of such date, each as determined in accordance with the accounting principles and practices used in the preparation of the Financial Statements and the agreed accounting treatment of specific items set forth on SCHEDULE 2.5.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, or any other governmental authorities or bodies, necessary for the present or currently anticipated conduct of, or relating to the operation of the business of, any of the Dobbs Entities.

     "Permitted Encumbrances" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of any of the Dobbs Entities and do not materially detract from the value of the property upon which such encumbrance exists.

     "Person" shall mean any natural person, corporation, partnership, limited liability company, limited liability partnership, joint venture, association or other legal entity, and any governmental or regulatory authority or body.

     "Returns" shall mean any and all returns, computations, notices, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of any of the Dobbs Entities with any governmental authority or Tax authority or agency, whether domestic or foreign, including consolidated, combined and unitary returns and all amendments thereto or thereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sellers' Auditors" shall mean  Deloitte & Touche, LLP.

     "Subsidiary" shall mean, with respect to any of the parties to this Agreement, any corporation or other business entity, whether or not incorporated, of which at least fifty percent (50%) of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party.

     "Taxes" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, duties, social security contributions, rates, fees and other charges, including any interest, penalties, surcharges, fines, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

     "Taxes Act" shall mean the United Kingdom Income and Corporation Taxes Act 1988.

     "UK Dobbs Entities" shall mean NAS-Dobbs, DHL and DIL.

     "UK Pension Plan" shall mean the Dobbs International (UK) Limited Pension and Life Assurance Scheme established by a Trust Deed dated 19 January 1978.

     "US Dobbs Entities" shall mean GDI, DISI, DHI and Dobbs Houses
International.

     "US Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which Viad or any of the Dobbs Entities maintains, administers, contributes to or is required to contribute to, or under which Viad or any of the Dobbs Entities may incur any liability and (b) which covers any employee or former employee of any of the Dobbs Entities (with respect to their employment relationship with any such entity); and (c) shall exclude the UK Pension Plan and the GPP.

     "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, (a) which Viad or any of the Dobbs Entities maintains, administers, contributes to or is required to contribute to, or under which Viad or any of the Dobbs Entities may incur any liability and (b) which covers any employee or former employee of any of the Dobbs Entities (with respect to their employment relationship with any such entity); and (c) shall exclude the UK Pension Plan and the GPP.

     "Worker" shall mean any employee or worker as defined in any Employment Law
(UK).

     "Worker Representative" shall mean any trade union, staff association, workers committee or other worker representative who represents or purports to represent all or any of the employees of Dobbs Entities.

     1.2 OTHER DEFINED TERMS. In addition to the terms defined in the Preamble and Recitals to this Agreement and in Section 1.1, the following capitalized terms shall have the meanings ascribed to such terms in the respective Sections set forth below:


               Term                                    Section
               ----                                    -------
               "AAA". . . . . . . . . . . . . . . . . .12.2
               "Actions". . . . . . . . . . . . . . . .3.15
               "Adoption Date". . . . . . . . . . . . .6.2(c)(i)
               "Arbitrator" . . . . . . . . . . . . . .12.3
               "ATAC System". . . . . . . . . . . . . .3.20(d)
               "Award". . . . . . . . . . . . . . . . .12.3(g)
               "Breaching Party". . . . . . . . . . . .11.2(c)
               "Buyer Claim". . . . . . . . . . . . . .10.1(a)
               "Buyer Party". . . . . . . . . . . . . .10.1(a)
               "Buyer's New Plan" . . . . . . . . . . .6.2(d)
               "Buyer's Retirement Plan". . . . . . . .6.2(c)(i)
               "Buyer's Threshold". . . . . . . . . . .10.3(c)(ii)
               "Claim". . . . . . . . . . . . . . . . .10.1(c)
               "Claim Notice" . . . . . . . . . . . . .10.1(c)
               "Closing". . . . . . . . . . . . . . . .2.1
               "Closing Balance Sheet". . . . . . . . .2.5(a)
               "Closing Date" . . . . . . . . . . . . .2.1
               "Commercial Software". . . . . . . . . .3.20(d)
               "De Minimis Claim" . . . . . . . . . . .10.3(d)
               "DHI Shares" . . . . . . . . . . . . . .3.4(c)


                                          7

               "DHL Shares" . . . . . . . . . . . . . .3.4A(c)
               "DIL Shares" . . . . . . . . . . . . . .3.4A(b)
               "DISI Shares". . . . . . . . . . . . . .3.4(b)
               "Dobbs Entities Participants". . . . . .6.2(d)
               "Dobbs Houses International Shares". . .3.4(d)
               "Dormant Entities" . . . . . . . . . . .5.6
               "GDI SEC Reports". . . . . . . . . . . .3.27
               "GDI Shares" . . . . . . . . . . . . . .3.4(a)
               "Hearing". . . . . . . . . . . . . . . .12.3
               "Intangibles Purchase Agreement" . . . .2.4(e)
               "Intellectual Property"  . . . . . . . .3.20(a)
               "Leased Real Property" . . . . . . . . .3.10(b)
               "Leases" . . . . . . . . . . . . . . . .3.10(b)
               "License Rights" . . . . . . . . . . . .3.20(a)
               "Losses" . . . . . . . . . . . . . . . .10.1(a)
               "Malfunction". . . . . . . . . . . . . .3.20(h)
               "Marks". . . . . . . . . . . . . . . . .3.20(a)
               "Material Contracts" . . . . . . . . . .3.12
               "Material Permits" . . . . . . . . . . .3.14
               "Mediation". . . . . . . . . . . . . . .12.2
               "Mediator" . . . . . . . . . . . . . . .12.2
               "NAS-Dobbs Shares" . . . . . . . . . . .3.4A(a)
               "Neutral Auditors" . . . . . . . . . . .2.5(c)
               "Notice of Dispute". . . . . . . . . . .2.5(b)
               "Noncompetition Agreement" . . . . . . .2.4(f)
               "Obligation Amount". . . . . . . . . . .6.2(c)(ii)(C)
               "Overfunding". . . . . . . . . . . . . .10.4(c)
               "Owned Real Property". . . . . . . . . .3.10(a)
               "Patents". . . . . . . . . . . . . . . .3.20(a)
               "Purchase Price" . . . . . . . . . . . .2.3
               "Real Property". . . . . . . . . . . . .3.10(c)
               "Reconciliation Date". . . . . . . . . .6.2(c)(ii)(A)
               "Representative" . . . . . . . . . . . .12.1
               "Resolution Period". . . . . . . . . . .2.5(b)
               "Seller Claim" . . . . . . . . . . . . .10.1(b)
               "Seller Guarantees". . . . . . . . . . .6.1
               "Seller Party" . . . . . . . . . . . . .10.1(b)
               "Sellers' Threshold" . . . . . . . . . .10.3(c)
               "Shortfall". . . . . . . . . . . . . . .10.2(h)
               "Software" . . . . . . . . . . . . . . .3.20(a)
               "Spinoff". . . . . . . . . . . . . . . .6.2(c)(ii)
               "Spinoff Assets" . . . . . . . . . . . .6.2(c)(ii)(C)
               "Third Party Suppliers". . . . . . . . .3.20(h)
               "Third-Party Claim". . . . . . . . . . .10.1(c)(i)
               "Transition Services Agreement". . . . .2.4(d)


                                          8

               "Vendors". . . . . . . . . . . . . . . .3.20(h)
               "VCRIP". . . . . . . . . . . . . . . . .6.2(c)(i)
               "Viad 401(k) Plan" . . . . . . . . . . .6.2(d)
               "Viad ESOP". . . . . . . . . . . . . . .6.2(d)
               "Y2K Compliant". . . . . . . . . . . . .3.20(h)

                                     ARTICLE 2

                       PURCHASE AND SALE OF THE DOBBS SHARES

     2.1 CLOSING. Upon the terms and conditions set forth herein, and subject to Section 11.1, the closing of the transactions contemplated herein (the "CLOSING") shall be held at 6:00 a.m. Phoenix, Arizona time (or 9:00 a.m. New York time) on July 1, 1999 (the "CLOSING DATE"), or on such later date as mutually agreed by the parties. The Closing shall take place at the offices of Bryan Cave LLP, Two North Central Avenue, Suite 2200, Phoenix, Arizona or at such other location as may be mutually agreed by the parties.

     2.2 SALE AND TRANSFER OF THE DOBBS SHARES. Upon the terms and conditions contained herein, at the Closing on the Closing Date, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all of the Dobbs Shares free and clear of any and all Encumbrances.

     2.3 PURCHASE PRICE. Upon the terms and conditions contained herein, at the Closing on the Closing Date, as consideration for the purchase of the Dobbs Shares, Buyer shall pay to Sellers the aggregate sum of $710,640,000 (the "PURCHASE PRICE"), subject to adjustment in accordance with Section 2.5.
 The Purchase Price, as adjusted pursuant to Section 2.5, shall be allocated among the GDI Shares and the DIL Shares as set forth in SCHEDULE 2.3.

     2.4 DELIVERIES AT CLOSING. To effect the sale and purchase of the Dobbs Shares, Sellers and Buyer shall, at the Closing on the Closing Date, cause the following to occur:

          (a) SHARE CERTIFICATES. Sellers shall deliver to Buyer stock or share certificates evidencing all of the Dobbs Shares, free and clear of any and all Encumbrances and, in the case of GDI, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, together with evidence of payment of applicable stock transfer taxes and, in the case of DIL, duly executed stock transfer forms in respect of the whole of the issued share capital of DIL, and any other documents and instruments, satisfactory in form and substance to Buyer and its counsel, as shall be necessary or appropriate to warrant and vest in Buyer marketable right, title and interest in and to all of the Dobbs Shares.

          (b) CORPORATE RECORDS. Sellers shall deliver to Buyer except with respect to the Dormant Entities (i) all stock ledgers and other stock records of each of the Dobbs Entities, (ii) the minute books and corporate seals of each of the Dobbs Entities and (iii) all other books and records, Contracts, Leases, Permits, policies or other documents pertaining to any of the Dobbs Entities that are in the possession of Sellers.

          (c) PURCHASE PRICE. Buyer shall, against delivery of such certificates evidencing the Dobbs Shares and (where appropriate) duly executed stock transfer forms, deliver to Sellers the Purchase Price in cash by wire transfer of immediately available funds to the bank account(s) designated by Sellers in writing one week prior to the Closing Date.

          (d) TRANSITION SERVICES AGREEMENT. Viad and DISI shall enter into a transition services agreement in the form of EXHIBIT A (the "TRANSITION SERVICES AGREEMENT").

          (e) INTANGIBLES PURCHASE AGREEMENT. Sellers and Buyer shall cause to be delivered at or prior to Closing an executed intangibles purchase agreement in the form of EXHIBIT B (the "INTANGIBLES PURCHASE AGREEMENT") which shall have been consummated.

          (f) NONCOMPETITION AGREEMENT. Viad and Buyer shall enter into a noncompetition agreement in the form of EXHIBIT C (the "NONCOMPETITION AGREEMENT").

          (g) OTHER DOCUMENTS. Sellers and Buyer shall take all such other actions required hereby to be performed by each of them, and shall deliver all other documents, certificates, opinions of counsel and other items required to be delivered under this Agreement by each of them, prior to or on the Closing Date, including delivering the documents and satisfying the conditions set forth in Articles 7 and 8. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.

     2.5  PURCHASE PRICE ADJUSTMENT.

          (a) DELIVERY OF CLOSING BALANCE SHEET. As promptly as practicable following the Closing, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a combined unaudited balance sheet of the Dobbs Entities as of the Closing Date (the "CLOSING BALANCE SHEET"). Except to the extent otherwise disclosed in the Financial Statements, the Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the accounting policies and procedures used in the preparation of the Financial Statements. In addition, the accounting policies and procedures set forth in SCHEDULE 2.5 shall be applied. In the event of any inconsistencies between GAAP and the policies and procedures on
SCHEDULE 2.5, the policies and procedures on SCHEDULE 2.5 will control. Sellers and Sellers' Auditor shall furnish or cause to be furnished to Buyer (and Buyer's Auditor), such information and assistance relating to the Dobbs Entities as Buyer reasonably may request in connection with the preparation of the Closing Balance Sheet.

          (b)  NOTICE OF DISPUTE.  If Sellers dispute any items of the
Closing Balance Sheet, then Sellers shall deliver to Buyer, within sixty (60) days following Sellers' receipt of the Closing Balance Sheet, a written notice specifying in reasonable detail all disputed items and the basis therefor (a "NOTICE OF DISPUTE"). If Sellers deliver a Notice of Dispute,
Buyer and Sellers shall, within sixty (60) days following such notice (the "RESOLUTION PERIOD"), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be in writing, and shall be final, binding and conclusive. Notwithstanding anything to the contrary in this Agreement, the parties agree that the items subject to agreed upon accounting treatment as set forth on SCHEDULE 2.5 shall not be the subject of a Notice of Dispute, any Claim under Article 10 or any other dispute.

          (c) RESOLUTION BY NEUTRAL AUDITORS. In the event that Sellers and Buyer are unable to resolve all disputes with respect to the Closing Balance Sheet prior to the expiration of the Resolution Period, issues remaining in dispute shall be submitted, as soon as practicable, to Ernst & Young, or if they are unable to serve in such capacity, to another firm of independent public accountants of internationally recognized standing mutually acceptable to Sellers and Buyer that is not the regular accounting firm of either Sellers or Buyer (the "NEUTRAL AUDITORS"). The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an expert and not as an arbitrator to determine only those issues with respect to the Closing Balance Sheet which are still in dispute. The Neutral Auditors' determination shall be made within thirty
(30) days after their selection, shall be set forth in a written statement delivered to Buyer and Sellers and shall be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees and expenses of the Neutral Auditors shall be allocated by the Neutral Auditors between Buyer, on the one hand, and Sellers on the other hand, in proportion to the extent that either party did not prevail on its items in dispute; provided that so long as a party complies in all material respects in good faith with the procedures of this Section 2.5, such fees shall not include the other party's outside counsel or accounting fees.

          (d) ADJUSTMENT OF PURCHASE PRICE. Immediately upon the expiration of the 60-day period for delivery of a Notice of Dispute (if no Notice of Dispute is given and subject to paragraph (e)), or immediately upon the resolution of disputes, if any, pursuant to Sections 2.5(b) and (c), the Purchase Price shall be adjusted by the amount (if any) by which the Net Worth of the Dobbs Entities as of the Closing Date as shown on the Closing Balance Sheet is greater than or less than $438,807,000. If the Purchase Price is increased pursuant to such adjustment, then the amount of such increase shall be paid to Sellers by Buyer. If the Purchase Price is decreased pursuant to such adjustment, then the amount of such decrease shall be paid to Buyer by Sellers. In either case, the amount payable shall be (i) paid in United States Dollars, in immediately available funds, no later than five (5) Business Days following the date of determination of the amount due; and (ii) paid together with interest on the full amount of such payment at the prime rate of interest as published in The Wall Street Journal (Midwest Edition) on the Closing Date compounded daily from the period commencing on the Closing Date and ending on the date of payment.

     (e) GOOD FAITH EFFORTS. Sellers and Buyer hereby agree that no party shall be deemed to be in breach of or default under this Agreement by reason of such party's technical failure to meet any of the timetables for performance specified in this Section 2.5, provided that such party shall have made a good faith effort to meet such timetables and otherwise shall have complied and shall continue to comply in all material respects with the other provisions of this Section 2.5.

                                     ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF SELLERS

     As an inducement to Buyer to enter into this Agreement, Sellers hereby jointly and severally make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and, except as otherwise expressly permitted by this Agreement, shall be true and correct on the Closing Date. Notwithstanding anything to the contrary in this Article 3, as of the Closing Date and for the purpose of any certificates to be delivered as of the Closing Date, the term Dobbs Entities shall exclude the Dormant Entities assuming consummation of the transactions contemplated by Section 5.6 and the Intangibles Purchase Agreement.

     3.1  ORGANIZATION AND QUALIFICATION OF SELLERS.

          (a) Viad is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Viad is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties and assets, except where the failure to be so qualified and in good standing would not materially and adversely affect Viad.

          (b) VSCL is duly incorporated and validly existing under the Laws of England and Wales and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

     3.2  AUTHORIZATION OF SELLERS.  Except as otherwise provided in this
Section 3.2, each of Sellers has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. With the exception of the approval of the Boards of Directors of Viad and VSCL (it being acknowledged that execution of this Agreement in no way obligates either Board of Directors), each of Sellers has taken all corporate action necessary on its part to authorize the execution, delivery and performance of this Agreement or any such Ancillary Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which either of Sellers is a party will be, duly executed and delivered by Sellers and constitutes (or will constitute when duly executed and delivered) a legal, valid and binding obligation of Sellers, enforceable against Sellers, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

     3.3  ORGANIZATION AND QUALIFICATION OF THE US DOBBS ENTITIES; SUBSIDIARIES.

          (a) GDI is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. GDI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties and assets except where the failure to be so qualified and in good standing would not materially and adversely affect GDI. Each jurisdiction in which GDI is qualified to do business as a foreign corporation is listed on
SCHEDULE 3.3. Except for DISI, DHI, Dobbs Houses International and NAS-Dobbs, GDI has no Subsidiaries.

          (b) DISI is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. DISI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties and assets except where the failure to be so qualified and in good standing would not materially and adversely affect DISI. Each jurisdiction in which DISI is qualified to do business as a foreign corporation is listed on
SCHEDULE 3.3. Except for Dobbs Houses International and NAS-Dobbs, DISI has no Subsidiaries.

          (c) DHI is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. DHI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties and assets except where the failure to be so qualified and in good standing would not materially and adversely affect DHI. Each jurisdiction in which DHI is qualified to do business as a foreign corporation is listed on
SCHEDULE 3.3.  DHI has no Subsidiaries.

          (d) Dobbs Houses International is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Dobbs Houses International is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties and assets except where the failure to be so qualified and in good standing would not materially and adversely affect Dobbs Houses International. Each jurisdiction in which Dobbs Houses International is qualified to do business as a foreign corporation is listed on SCHEDULE 3.3. Except for NAS-Dobbs, Dobbs Houses International has no Subsidiaries.

     3.3A ORGANIZATION OF THE UK DOBBS ENTITIES; SUBSIDIARIES.

          (a) NAS-Dobbs is duly incorporated and validly existing under the Laws of England and Wales and has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. NAS-Dobbs has no Subsidiaries.

          (b) DIL is duly incorporated and validly existing under the Laws of England and Wales and has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except for DHL, DIL has no Subsidiaries.

          (c) DHL is duly incorporated and validly existing under the Laws of England and Wales and has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. DHL has no Subsidiaries.

          (d) No order has been made or petition presented or resolution passed for the winding up of the UK Dobbs Entities or for an administration order in respect of any of them and no distress, execution or other process has been levied on any of their assets. With the exception of DHL, none of the UK Dobbs Entities are insolvent or unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 and no administrative receiver or receiver and manager has been appointed for its business or assets or any part thereof and no power to make any such appointment has arisen.

          (e) The UK Dobbs Entities do not have and have never had any place of business or branch or permanent establishment outside the United Kingdom, nor have any of them carried on any trading activities outside such jurisdiction.

     3.4  CAPITALIZATION OF US DOBBS ENTITIES; OWNERSHIP OF DOBBS SHARES.

          (a) GDI's authorized capital stock consists of 1,000 shares of Common Stock, $.01 par value per share and 1,000 shares of Preferred Stock, $.01 par value per share of which 1,000 shares of Common Stock and 1,000 shares of Preferred Stock are issued and outstanding (collectively, the "GDI SHARES"), and are owned beneficially and of record by Viad free and clear of all Encumbrances except as set forth on SCHEDULE 3.4, provided that Sellers shall use their commercially reasonably best efforts to remove, prior to the Closing Date, all such listed Encumbrances (at no cost to the Dobbs Entities) and shall indemnify Buyer for any Losses with respect to any such Encumbrances remaining on and after the Closing Date pursuant to Section 10.2(e). All of the GDI Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any preemptive or other similar rights.

          (b) DISI's authorized capital stock consists of 1,000 shares of Common Stock, $1.00 par value per share of which 1,000 shares are issued and outstanding (the "DISI SHARES"), and are owned beneficially and of record by GDI free and clear of all Encumbrances. All of the DISI Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any preemptive or other similar rights.

          (c) DHI's authorized capital stock consists of 1,000 shares of Common Stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding (the "DHI SHARES") and are owned beneficially and of record by GDI free and clear of all Encumbrances except as set forth on SCHEDULE 3.4, provided that that Sellers shall use their commercially reasonably best efforts to remove, prior to the Closing Date, all such listed Encumbrances (at no cost to the

Dobbs Entities) and shall indemnify Buyer for any Losses with respect to any such Encumbrances remaining on and after the Closing Date pursuant to Section 10.2(e). All of the DHI Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any preemptive or other similar rights.

          (d)  Dobbs Houses International's authorized capital stock consists
of      10,000 shares of Common Stock, $1.00 par value per share of which 18 shares are issued and outstanding (the "DOBBS HOUSES INTERNATIONAL SHARES"), and are owned beneficially and of record by DISI free and clear of all Encumbrances. All of the Dobbs Houses International Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any preemptive or other similar rights.

          (e) Except as set forth in SCHEDULE 3.4, there are no (i) commitments or obligations of any kind or character for the issuance of Equity Securities of any of the US Dobbs Entities or the repurchase, redemption or other acquisition of any Equity Securities of any of the US Dobbs Entities or (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of any of the US Dobbs Entities.

     3.4A CAPITALIZATION OF UK DOBBS ENTITIES; OWNERSHIP OF DOBBS SHARES.

          (a) NAS-Dobbs' authorized share capital consists of 100 ordinary shares of L1.00 each of which 3 are issued (the "NAS-DOBBS SHARES"). DISI is the registered owner of one ordinary share and Dobbs Houses International is the registered owner of two ordinary shares and the beneficial owner of three ordinary shares. The three issued NAS-Dobbs Shares are free from and clear of any lien, charge, option, right of pre-emption or other Encumbrance or other third party right whatsoever. All of the NAS-Dobbs Shares have been duly authorized and validly issued and are fully paid, were issued in accordance with the Articles of Association of NAS-Dobbs and all applicable companies legislation, and were not issued in violation of any preemptive or other similar rights.

          (b) DIL's authorized share capital consists of 3,200,000 ordinary shares of L1.00 each of which 3,180,978 are issued (the "DIL SHARES"). VSCL is the registered and beneficial owner of the entire issued share capital, which is free from and clear of any lien, charge, option, right of pre-emption or other Encumbrance or other third party right whatsoever. All of the DIL Shares have been duly authorized and validly issued and are fully paid, were issued in accordance with the Articles of Association of DIL and all applicable companies legislation, and were not issued in violation of any preemptive or other similar rights.

          (c) DHL's authorized share capital consists of 1,000 ordinary shares of L1.00 each of which 1,000 are issued (the "DHL SHARES"). DIL is the registered owner of 999 ordinary shares and the beneficial owner of 1,000 ordinary shares and Dobbs Houses International is the registered owner of one ordinary share. The issued DHL Shares are free from and clear of any lien, charge, option, right of pre-emption or other Encumbrance or other third party right whatsoever. All of the DHL Shares have been duly authorized and validly issued and are fully paid, were issued in accordance with the Articles of Association of DHL and all applicable companies legislation, and were not issued in violation of any preemptive or other similar rights.

          (d) Except as set forth in SCHEDULE 3.4A, there are no (i) commitments or obligations of any kind or character for the issue or allotment of shares in any of the UK Dobbs Entities or the repurchase, redemption or other acquisition of any shares in any of the UK Dobbs Entities or (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of any of the UK Dobbs Entities.

     3.5 NO CONFLICT OR VIOLATION. Except as set forth in SCHEDULE 3.5, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements, and the consummation by Sellers of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the organizational documents of either of Sellers, (b) to Sellers' knowledge, violate any Law applicable to either of Sellers or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon, any of the properties or assets of either of Sellers under, any term or provision of any Material Contract or Material Permit to which either of Sellers is a party or by which any of their respective assets or properties are bound, which violation, breach or default would, individually or in the aggregate, have a Material Adverse Effect on either of Sellers or the right or ability of either of Sellers to consummate the contemplated transactions.

     3.6 US CONSENTS AND APPROVALS. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other Person is required to be made or obtained by either of Sellers or any of the US Dobbs Entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, other than (a) filings pursuant to the provisions of the HSR Act and (b) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations set forth in
SCHEDULE 3.6, which identifies those of such items that must be obtained prior to the Closing Date.

     3.6A ADDITIONAL SPECIFIC WARRANTIES IN RELATION TO UK CONSENTS AND
APPROVALS.

     No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any governmental or regulatory authority or body or other Person is required to be made or obtained by either of Sellers or any of the UK Dobbs Entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, other than filings required to be made pursuant to the provisions of the Fair Trading Act 1973. DIL has not registered any agreements or arrangements under the Restrictive Trade Practices Act

1976 or filed any notification for exemption or application for negative clearance with the Commission of the European Communities.

     3.7 FINANCIAL STATEMENTS. Sellers have delivered to Buyer the Financial Statements attached to SCHEDULE 3.7. Except as set forth on SCHEDULE 3.7 or as disclosed in the Financial Statements, the Financial Statements (a) are in accordance with the books and records of Sellers and the Dobbs Entities,
(b) have been prepared in accordance with GAAP, consistently applied throughout the period covered thereby and (c) present fairly and accurately in accordance with GAAP, consistently applied throughout the period covered, the assets, liabilities and financial condition of the Dobbs Entities as of the date thereof and the statement of operations for the period covered thereby. Except as set forth on SCHEDULE 3.7 or as disclosed in the Financial Statements, the accounting and financial records of the Dobbs Entities have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated.

     3.8 UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.8, to Sellers' knowledge, the Dobbs Entities do not have any material liabilities, obligations or commitments of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) other than (a) liabilities which are reflected and reserved against in the Financial Statements (including in the notes thereto) which have not been paid or discharged since the Balance Sheet Date, (b) liabilities arising under any Contracts, Permits, and other commitments which have not arisen as a result of a breach of such Contracts, Permits and other commitments by any of the Dobbs Entities, and (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice.

     3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
SCHEDULE 3.9, since the Balance Sheet Date (x) each of the Dobbs Entities has been operated in the ordinary course of business, consistent with past practice, and (y) there has been no Material Adverse Change in or with respect to any of the Dobbs Entities. Without limiting the generality of the foregoing, except as set forth on SCHEDULE 3.9, since the Balance Sheet Date, none of the Dobbs Entities have:

          (a) sold, assigned, leased or transferred any of their respective properties or assets, which are material individually or in the aggregate, to any of such Dobbs Entities, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

          (b) canceled, terminated, amended, modified or waived any material term of any Contract to which any of such Dobbs Entities is a party or by which it or any of its respective properties or assets are bound providing for aggregate annual revenues to it in excess of $1,000,000 (except in the ordinary course of business, consistent with past practice, where the amounts subject to the cancellation, termination, modification or waiver do not exceed $100,000 individually or $500,000 in the aggregate);

          (c) (i) increased the compensation payable or to become payable to any of its directors or officers, (ii) increased the base compensation payable or to become payable to any of its employees whose annual base salary is greater than $100,000, except for normal periodic increases in such base compensation (not exceeding, in each case, ten percent (10%)) in the ordinary course of business, consistent with past practice, (iii) increased the sales commission rate payable or to become payable to any of its employees, except in the ordinary course of business, consistent with past practice, (iv) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees, except pursuant to the Employee Plans described on SCHEDULE 3.18, the UK Pension Plan or the GPP, (v) adopted or amended any Employee Plan, or caused or suffered any addition to or modification thereof, other than (A) contributions made in the ordinary course of business, consistent with past practice or (B) the extension of coverage to any of its employees who became eligible after the date of this Agreement in accordance with the terms of such Employee Plan, (vi) granted any additional stock options, performance based stock, performance unit grants or other equity or equity-based interest, except pursuant to the Employee Plans described in
SCHEDULE 3.18 in amounts disclosed in SCHEDULE 3.18, (vii) entered into any new employment or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except with respect to any employee at will without a written agreement), (viii) entered into any collective bargaining agreement or caused or suffered any termination or amendment thereof, (ix) with respect to any stockholder, any other Affiliate or any Affiliate of any stockholder, granted, made or accrued any payment or distribution or other like benefit, contingently or otherwise, or otherwise transferred assets, including any payment of principal of or interest on any debt owed to any such stockholder or Affiliate, or (x) offer or provide any bonus or other incentives to any officer, director or employee, the payment of which is tied to the sale of any Dobbs Entity;

          (d) made or committed to make any capital expenditures in excess of $150,000;

          (e) made any payments or given any other consideration to customers or suppliers, other than payments under, and in accordance with the terms of, Contracts;

          (f) changed its accounting methods, principles or practices, including any change in the application or interpretation of GAAP, or revalued any of its assets;

          (g) suffered any damage, destruction or loss (whether or not covered by insurance) affecting its respective business, properties or assets that exceeded $250,000 in any one instance;

          (h) (i) issued or sold, or entered into any agreement obligating it to issue or sell, (ii) declared, set aside for payment or paid dividends or distributions in respect of (except as permitted in Section 5.6 or as set forth in SCHEDULE 3.9), (iii) directly or indirectly redeemed, purchased or otherwise acquired or retired, or split, combined, reclassified or otherwise adjusted, or
(iv) created or established any new class of, any Equity Securities;

          (i) incurred any indebtedness for borrowed money or entered into any commitment to borrow money from any Person that is not an Affiliate of Sellers, except as may have been incurred or entered into in the ordinary course of business, consistent with past practice, not exceeding $1,000,000;

          (j) amended its certificate of incorporation or bylaws or other organizational documents;

          (k) (i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), (ii) made a capital investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), or (iii) guaranteed indebtedness for borrowed money of, any Person;

          (l) mortgaged or pledged, or otherwise made or suffered any Encumbrance (other than any Permitted Encumbrance) on, any material asset or group of assets that are material in the aggregate;

          (m) canceled, waived, compromised or released any right or claim involving in excess of $100,000 individually or $1,000,000 in the aggregate, or other than in the ordinary course of business, consistent with past practice; or

          (n) entered into any Contract to take any of the actions described in the foregoing clauses (a) through (m).

     3.10 REAL PROPERTY -- US AND UK.

          (a) OWNED REAL PROPERTY. SCHEDULE 3.10(a) sets forth a list by address of each parcel of real property owned by any of the Dobbs Entities ("OWNED REAL PROPERTY"). With respect to each parcel of Owned Real Property, except as set forth on SCHEDULE 3.10(a), (i) such entity has fee simple title to such parcel of real property, and to Sellers' knowledge there are no Encumbrances, other than Permitted Encumbrances, which materially and adversely affect the current use or occupancy of such parcel of real property, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel of real property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (iv) no Person (other than such Dobbs Entity) is in possession of or is using any such parcel of real property, (v) there is no (A) pending or, to the knowledge of Sellers, threatened, condemnation proceeding or other Action relating to such parcel of real property, or (B) other matter affecting the current use or occupancy of such parcel of real property in any material respect. None of the Dobbs Entities holds any option, right of first refusal or similar right to purchase any additional parcel of real property or any portion thereof or interest therein except as set forth on SCHEDULE 3.10(a).

          (b) LEASED REAL PROPERTY. SCHEDULE 3.10(b) sets forth a list by address of all leases pursuant to which any of the Dobbs Entities leases any real property, true and correct copies of which have been made available to Buyer ("LEASES"). Except as set forth on SCHEDULE 3.10(b) or in the copies of the leases which were made available to Buyer, the Dobbs Entities have valid leasehold title to, and enjoy peaceful and undisturbed possession of, all real property leased by any of them as described in such Leases (the "LEASED REAL PROPERTY"), to Sellers' knowledge, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Real Property (i) there are no pending or, to the knowledge of Sellers, threatened, condemnation proceedings relating to such Leased Real Property or any portion thereof, and (ii) none of the Dobbs Entities, or to the knowledge of Sellers, any third party, has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Leased Real Property or any portion thereof or interest therein other than in the ordinary course of business. With respect to each such Lease, except as set forth in SCHEDULE 3.10(b), (i) there has been no material default under any such Lease by the Dobbs Entity which is a party thereto or by any other Person, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease, (iii) such Lease constitutes a valid and binding obligation of the Dobbs Entity which is a party thereto, is in full force and effect with respect to such Dobbs Entity and is enforceable against such Dobbs Entity and the new parties and purchasers in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws in effect which affect the enforcement of creditors' rights generally or by general principles of equity, whether considered in a proceeding at law or in equity but Sellers have no knowledge of such matters in respect of any of the Leases or the parties thereto, (iv) no action has been taken by the Dobbs Entity which is a party to such Lease and, to the knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Dobbs Entity which is a party to such Lease, without its consent, under any such Lease, and (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease.

          (c) The Owned Real Property and the Leased Real Property (collectively, the "REAL PROPERTY") comprise all the land and buildings owned, leased or otherwise occupied (except for hotels or other lodging or temporary storage facilities and buildings) by the Dobbs Entities.

          (d) The Real Properties located in the United Kingdom are not subject to any unusual outgoings.

     3.11 PERSONAL PROPERTY.

          (a) OWNED PERSONAL PROPERTY. Each of the Dobbs Entities has valid title to all personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right to use any portion of such item of personal property except to the extent entered into in the ordinary course of business, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the respective Dobbs Entity or an Affiliate thereof) who are in possession of or who are using any such item of personal property except for any such use or possession in the ordinary course of business of such Dobbs Entity.

          (b) LEASED PERSONAL PROPERTY. Subject to the terms and conditions of the Leases for the Leased Real Property, each of the Dobbs Entities has valid leasehold title to all Fixtures and Equipment and other tangible personal property leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. SCHEDULE 3.11(b) sets forth all Leases pursuant to which any of the Dobbs Entities leases any Fixtures and Equipment or other tangible personal property involving annual payments in excess of $250,000, true and correct copies of which have been made available to Buyer and, in each case, includes a general description of the leased items, term, annual rent and renewal options, as applicable. With respect to each such Lease (i) there has been no material default under any such Lease by the Dobbs Entity which is a party thereto or, to the knowledge of Sellers, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease,
(iii) such Lease is a valid and binding obligation of the Dobbs Entity which is a party thereto, is in full force and effect with respect to such entity and is enforceable against such entity in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or by general principles of equity, whether considered in a proceeding at law or in equity,
(iv) no action has been taken by the Dobbs Entity which is a party to such Lease and, to the knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Dobbs Entity which is a party to such lease, without its consent, under any such Lease that is material to the Dobbs Entity which is a party to such Lease, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to the Dobbs Entity which is a party to such Lease, and
(vi) the Dobbs Entity which is a party to such Lease has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

     3.12 CONTRACTS AND COMMITMENTS. SCHEDULE 3.12 sets forth a complete and accurate list of all Contracts in the following categories to which any of the Dobbs Entities is a party or by which any of the Dobbs Entities is bound ("MATERIAL CONTRACTS"):

          (a) Contracts for the furnishing of services by any of the Dobbs Entities relating to current or anticipated annual revenues to any of the Dobbs Entities of more than $1,000,000;

          (b) partnership or joint venture Contracts with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other Person;

          (c) Contracts (i) under which any of the Dobbs Entities has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (ii) constituting capitalized lease obligations, (iii) under which any of the Dobbs Entities has granted (or may grant) a security interest or lien on any of its respective properties or assets (other than a Permitted Encumbrance), or (iv) under which any of the Dobbs Entities has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

          (d) material license, option or other Contracts relating to the Intellectual Property (other than computer software subject to shrink wrap licenses);

          (e) Contracts with any Affiliate of any of the Dobbs Entities or with any current or former officer, director or employee of any of the Dobbs Entities;

          (f) Contracts which require payment in excess of $1,000,000 per year for the purchase of inventory, materials, supplies or equipment, except for open purchase orders that are cancelable without material penalty, cost or other liability on not more than thirty (30) days notice;

          (g) distribution, franchise, license, sales, commission, consulting, advertising or marketing Contracts; and

          (h) Contracts (other than the Ancillary Agreements), containing covenants restraining or limiting the freedom of any of the Dobbs Entities or any officer, director, shareholder or Affiliate thereof to engage in any line of business or to compete with any Person including by restraining or limiting the right to solicit customers.

Sellers have made available to Buyer a true, correct and complete copy of each written Contract listed in SCHEDULE 3.12 and a complete written description of each oral Contract listed in SCHEDULE 3.12.


     3.13 ABSENCE OF BREACHES OR DEFAULTS. To Sellers' knowledge, except as set forth on SCHEDULE 3.13, none of the Dobbs Entities is in default under, or in breach or violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Material Contract, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect on the respective Dobbs Entity which is a party thereto, or constitute a change of control. Other than the Material Contracts which have terminated or expired in accordance with their terms (which terminations or expirations are so indicated on SCHEDULE 3.12), each of the Material Contracts is valid, binding and enforceable (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (whether considered in a proceeding in equity or at law)), and each of such Material Contracts is in full force and effect, and, assuming that all consents as set forth on
SCHEDULE 3.6 have been obtained, such Material Contract will continue to be valid, binding and enforceable and in full force and effect immediately following the Closing, in each case, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the respective Dobbs Entity which is a party thereto. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle a party to any such Material Contract (other than the respective Dobbs Entity) to accelerate or terminate any such Material Contract (other than the Material Contracts which have been terminated or expired in accordance with their terms (which terminations or expirations are so indicated on SCHEDULE 3.12)), except as set forth in SCHEDULE 3.13. Notwithstanding anything to the contrary herein, no representation or warranty is made as to the intention, expressed or otherwise, of any party to any Material Contract to renew or extend any Material Contract on the same or similar terms, or otherwise.

     3.14 PERMITS. Each of the Dobbs Entities has, and to Sellers' knowledge at all times has had (to the extent a failure to have had is still actionable), all material Permits required to own and lease its respective properties and assets and to conduct its business as currently being conducted ("MATERIAL PERMITS"). All such Material Permits are listed in
SCHEDULE 3.14 and are valid and in full force and effect, except to the extent that the failure to be valid and in full force would not have a Material Adverse Effect. Neither Sellers nor, to Sellers' knowledge, any of the Dobbs Entities, has received any notice to the effect that, or otherwise has any knowledge that, (a) any of the Dobbs Entities is not currently in compliance with, or is in violation of, any such Material Permits in any material respect, or (b) any currently existing circumstances are likely to result in a failure of any of the Dobbs Entities to comply with, or in a violation by any of the Dobbs Entities of, any such Material Permits in any material respect. None of the Material Permits requires consent to or reissuance upon the consummation of this Agreement or the transactions contemplated hereby, except where the failure to obtain such consent or reissuance would not materially impair the ability to operate the business of the Dobbs Entities as currently conducted following the Closing. Notwithstanding anything to the contrary herein, no representation or warranty is made as to the ability to obtain an extension or renewal of any Material Permit on the same or similar terms, or otherwise; PROVIDED, HOWEVER, that Sellers have not received notice from any Person that any extension or renewal of any Material Permit will not be obtained.

     3.15 LITIGATION. Except as set forth in SCHEDULE 3.15, there are no actions, orders, writs, injunctions, judgments or decrees or any claims (insured or uninsured), suits, litigation, proceedings, labor disputes, arbitration, governmental audits or investigations (collectively, "ACTIONS") pending or, to the knowledge of Sellers, threatened, against, related to or affecting (a) any of the Dobbs Entities, their respective businesses, operations or assets or any Employee Plan, or any Person for whose acts or defaults any of the Dobbs Entities may be vicariously liable, or (b) the transactions contemplated hereby. None of the Dobbs Entities are in default with respect to any Action and there are no unsatisfied judgments or awards against any of the Dobbs Entities or their respective businesses, operations or assets. None of the Actions set forth on SCHEDULE 3.15, if adversely determined, could, to Sellers' knowledge, reasonably be expected to have a Material Adverse Effect on any of the Dobbs Entities.

     3.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 3.16, to Sellers' knowledge, each of the Dobbs Entities is and at all times has been (to the extent a failure to be in material compliance is still actionable), in material compliance with all applicable Laws relating to its respective business, operations, properties or assets, or relationships with its employees, except where the failure to be in such compliance would not have a Material Adverse Effect on its respective business, operations, properties or assets or relationships with employees. To Sellers' knowledge, none of the Dobbs Entities has received any notice of any violation by it of any applicable Laws.

     3.17 US LABOR MATTERS. Except as set forth on SCHEDULE 3.17, none of the US Dobbs Entities is a party to any labor contract or collective bargaining agreement with respect to any of its employees with any labor organization, union, group or association, and there are no unions or other Worker Representatives whom any of the US Dobbs Entities recognize to any extent for collective bargaining purposes nor, so far as Sellers are aware, have the US Dobbs Entities done any act which might be construed as recognition. There has been no request for recognition of any trade union and, so far as Sellers are aware, no such request is pending. Except as set forth on SCHEDULE 3.17, there is not presently, and in the past four years has not been, any actual or threatened labor organizing activity, recognitions of labor unions, unfair labor practice charges, actual or threatened employee strikes, picketing, work-stoppages, industrial actions, slow-downs, or lockouts against any of the US Dobbs Entities, and there are no facts known or which would on reasonable inquiry be known to Sellers which might indicate that there might be any such labor negotiation, strike, slow-down or other work stoppage, industrial action or labor disturbance. Except as set forth on SCHEDULE 3.17, none of the US Dobbs Entities has experienced or initiated any Material Adverse Change in relations with employees, bargaining representatives, or labor unions. Except as set forth on SCHEDULE 3.17, there is no unfair labor practice charge or complaint against any of the US Dobbs Entities pending before or, to the knowledge of Sellers, threatened by the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of their respective businesses, and, to the knowledge of Sellers, there are no facts or information which would give rise thereto. Each of the US Dobbs Entities is, and at all times has been, in compliance with and is current on all payments owed pursuant to, all collective bargaining agreements to which any of the US Dobbs Entities are parties. Except as set forth in SCHEDULE 3.17, there are no pending or, to the knowledge of Sellers, threatened, Employment Claims against any of the Dobbs Entities, or any other Person for whose conduct any of the Dobbs Entities is or may be held responsible.

     3.17A ADDITIONAL SPECIFIC WARRANTIES IN RELATION TO UK LABOR MATTERS. Except as set forth in SCHEDULE 3.17A:

          (a) within the preceding period of one year, DIL has not given notice of any redundancies to the Secretary of State nor started consultations with any independent trade union or Worker Representatives nor are there any facts or circumstances which would give rise to any obligation to give such notice or commence such consultation in relation to any of its Workers;

          (b) to Sellers' knowledge, no circumstances have arisen or exist as at the date of this Agreement under which DIL would likely be required to pay damages or compensation, to make any contractual or statutory redundancy payment or to make any other payment under any Employment Law (UK);

          (c) DIL has not at the date of this Agreement received any notice from any employee who wished to return to work after maternity leave or any order of any court or tribunal of competent jurisdiction to reinstate or re-engage any existing or former Workers or be required to take corrective action or to pay any penalty or award under any Employment Law (UK), and there are no circumstances under which DIL would likely be required by any order of any court or tribunal of competent jurisdiction to reinstate or reengage any existing or former Workers or take corrective action;

          (d) there are no current pending or, to Sellers' knowledge, threatened claims of any type against DIL by any existing or former Workers or existing or former directors of or any existing or former consultants to DIL;

          (e) there are no existing service or other agreements or contracts between DIL and any of its directors or executives or Workers which cannot be lawfully terminated by three calendar months' notice or less without giving rise to any claim for damages or compensation (other than compensation in accordance with the Employment Rights Act 1996);

          (f) DIL is in material compliance with all material obligations under all Employment Laws (UK) in connection with its Workers, directors and consultants and any trade unions and Worker Representatives and with all collective agreements with respect to trade unions or to Workers of DIL;

          (g) there are no existing or threatened or pending strikes, industrial actions, industrial or trade disputes involving DIL and any of its employees and there are no facts known to Sellers which would indicate that any such strike, industrial action, industrial or trade dispute is likely;

          (h) there are no agreements or arrangements between DIL and any trade union or other Worker Representative or organization concerning or affecting the Workers of DIL and there are no trade unions or other Worker Representatives whom DIL recognizes to any extent for collective bargaining purposes nor, to Sellers' knowledge, has DIL done any act which would likely be construed as recognition;

          (i) there has been no request for recognition of any trade union and, to Sellers' knowledge, no such request is pending;

          (j) DIL is not involved in negotiations (whether with Workers or any trade union or other Worker Representatives) to vary the terms and conditions of employment or engagement of any of its Workers, directors or consultants and has not made any representations, promises, offers or proposals to any of its Workers, directors or consultants or to any trade union or other Worker Representatives concerning or affecting the terms and conditions of employment or engagement of any of its Workers, directors or consultants; and

          (k) to Sellers' knowledge, DIL has discharged or accrued its material obligations in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to their Workers, consultants and directors since May 14, 1998.

     3.18 EMPLOYEE PLANS OTHER THAN UK PENSION PLAN OR GPP.

          (a) GENERAL. For purposes of this Section 3.18, Dobbs Entities shall mean DISI and DIL. SCHEDULE 3.18 contains a true and complete list of Employee Plans (other than the UK Pension Plan, the GPP or any other plans covering solely UK employees). True and complete and accurate copies of each of the following documents have been made available to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers employees or former employees of any of the Dobbs Entities and all amendments thereto, all current summary plan descriptions, summaries of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which any of the Dobbs Entities has distributed to participants therein; (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each US Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code which covers employees of any of the Dobbs Entities; (iii) all actuarial reports prepared for the last two (2) plan years for each US Pension Plan which covers employees of any of the Dobbs Entities, excluding those portions of such actuarial reports related solely to employees of non-Dobbs Entities; and (iv) the IRS Form 5500 filed with respect to the two (2) most recent plan years for each Employee Plan, if applicable.

          (b) PENSION PLANS. Each US Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any of the Dobbs Entities which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) is so qualified and tax exempt and has been so qualified and tax exempt during the period from its adoption to date. Each US Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any of the Dobbs Entities currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws which are applicable to such plans, including ERISA and the Code.

          (c) WELFARE PLANS. Each Welfare Plan which covers employees or former employees of any of the Dobbs Entities has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Laws which are applicable to such Welfare Plan, including ERISA and the Code. None of the Dobbs Entities or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of any of the Dobbs Entities pursuant to, any retiree medical benefit plans, or other retiree Welfare Plan (other than retiree life insurance provided under VCRIP) or retiree Benefit Arrangement, and, to the knowledge of Sellers, no condition exists which would prevent any of the Dobbs Entities from amending or terminating any such benefit plans, Welfare Plan or Benefit Arrangement, subject to any collective bargaining agreement. Each Welfare Plan which covers employees or former employees of any of the Dobbs Entities and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 and Part 7 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B and Subtitle K of the Code at all times.

          (d) BENEFIT ARRANGEMENTS. Each Benefit Arrangement presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Laws which are applicable to such Benefit Arrangement, including the Code. Except as provided by law or any collective bargaining agreement or in any employment agreement described on SCHEDULE 3.18, the employment of all Persons presently employed or retained by any of the Dobbs Entities is terminable at will.

          (e) UNRELATED BUSINESS TAXABLE INCOME; UNPAID CONTRIBUTIONS. To the knowledge of Sellers, no Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither Sellers nor any of the Dobbs Entities has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan. All contributions required to be made to each Multiemployer Plan have been timely made or accrued for on the Financial Statements.

          (f) DEDUCTIBILITY OF PAYMENTS. There is no Benefit Arrangement covering any employee or former employee of any of the Dobbs Entities (with respect to such employee's or former employee's relationship with any of the Dobbs Entities) that, individually or collectively, requires the payment by any of the Dobbs Entities of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code, including as a result of any event connected with the acquisition of the Dobbs Shares by Buyer or any other transaction contemplated herein.

          (g) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. None of the Dobbs Entities or any plan fiduciary of any Welfare Plan or US Pension Plan has any liability in respect of any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise materially violated the provisions of Part 4 of Title I, Subtitle B of ERISA. To the knowledge of Sellers, none of the Dobbs Entities has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or US Pension Plan, and none of the Dobbs Entities has been assessed any civil penalty under Section 502(l) of ERISA.

          (h) INSURANCE CONTRACTS. To the knowledge of Sellers, none of the Dobbs Entities or any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

          (i)  NO ACCELERATION OR CREATION OF RIGHTS.  Except as set forth on
SCHEDULE 3.18, neither the execution and delivery of this Agreement or the Ancillary Agreements by Sellers nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Person to benefits under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any US Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

          (j) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which any of the Dobbs Entities or any Benefit Arrangement, Multiemployer Plan, US Pension Plan or Welfare Plan, directly or indirectly, could be subject to any material liability (A) under any Law relating to any Benefit Arrangement, Multiemployer Plan, US Pension Plan or Welfare Plan, or (B) pursuant to any obligation of any of the Dobbs Entities to indemnify any Person against liability incurred under any such Law as it relates to any Benefit Arrangement, Multiemployer Plan, US Pension Plan or Welfare Plan.

          (k) SEVERANCE ARRANGEMENTS. Except as set forth on SCHEDULE 3.18, none of the Dobbs Entities is a party to any severance or similar arrangement with any of its employees or former employees that will result in any obligation (absolute or contingent) of any of the Dobbs Entities or Buyer after the Closing to make any payment to any of such employees following termination of employment.

          (l) VALIDITY AND ENFORCEABILITY. Except with respect to any related contracts that are currently under negotiation in the normal course of business, each Welfare Plan, US Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of any of the Dobbs Entities (with respect to its relationship with such entities) is legal, valid and binding and in full force and effect.

          (m) With respect to any US Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived). With respect to the Employee Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be made or accrued prior to the Closing Date in accordance with past practice and any applicable collective bargaining agreement and, with respect to each US Pension Plan subject to Title IV of ERISA, the minimum required contribution in the applicable actuarial report. Except as set forth on SCHEDULE 3.18, no Employee Plan has any unfunded liability.

          (n) None of the Dobbs Entities presently maintains, contributes to or has any liability (including current or potentially assessed withdrawal liability attributable to events occurring on or before the Closing Date) with respect to any Multiemployer Plan, except as set forth on SCHEDULE 3.18.

          (o) All premiums or other amounts due and payable to the PBGC with respect to any US Pension Plan, or by any of the Dobbs Entities, have been paid. No US Pension Plan subject to Title IV of ERISA has been terminated and no proceeding by the PBGC to terminate any US Pension Plan pursuant to Title IV of ERISA has been instituted or threatened, no notice of any such termination has been received and no condition exists which presents a material risk of termination of any US Pension Plan.

          (p) Except as set forth on SCHEDULE 3.15, there is no pending, or to Sellers' knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan (other than routine claims for benefits) and, to the knowledge of Sellers, there is no basis for, any such legal action, proceeding or investigation.

     3.18A UK PENSION PLANS.

          (a) GENERAL. True, complete and accurate copies of the following documents have been made available to Buyer: (i) all trust deeds, rules, resolutions, announcements and booklets relating to the UK Pension Plan; (ii) the approval letter for the UK Pension Plan issued by the Pension Schemes Office of the Inland Revenue; and (iii) all actuarial valuations (whether formal or otherwise) and accounts prepared for the last two (2) plan years for the UK Pension Plan. Sellers have disclosed to Buyer details of all benefits payable or prospectively payable under the UK Pension Plan to or in respect of all active members, pensioners and deferred pensioners, including all augmentations of benefits and details of any additional undertakings given (either orally or in writing, and whether or not legally binding) with regard to the provision of such benefits. In addition, Sellers have disclosed to Buyer detailed employee data relating to the participants in the UK Pension Plan.

          (b)  COMPLIANCE.  The UK Pension Plan is approved under Chapter I of
Part XIV of the Taxes Act; has been so approved during the period from its adoption to date; and there is no reason why such approval should be withdrawn. The UK Pension Plan complies with and has at all relevant times complied with the provisions of the Pensions Act 1995 and all other applicable legislation and the requirements of the Pension Schemes Office affecting plans approved under Chapter I of Part XIV of the Taxes Act. The UK Pension Plan and any employers participating in that plan have duly complied with their respective obligations under the trust deeds and rules of the UK Pension Plan.

          (c) UNPAID CONTRIBUTIONS. All amounts payable to the UK Pension Plan or to any insurance company in connection with it have been paid.

          (d) OTHER UK PLANS. Other than the UK Pension Plan, there are no pension, share option, share incentive or similar schemes or arrangements for employees of any of the UK Dobbs Entities and the UK Dobbs Entities have no obligation (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" or to make any payment for the purpose of providing "relevant benefits" within the meaning of Section 612 of the Taxes Act to or in respect of any employee of the UK Dobbs Entities and neither of these entities is party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

          (e) UK PENSION PLAN - FUNDING AND SHORTFALL. The market value of the assets of the UK Pension Plan (which for the avoidance of doubt shall mean the realizable value of the assets) at the Closing Date shall be at least equal to the value at the Closing Date of the prospective benefits payable to or in respect of all active members, pensioners and deferred pensioners which have accrued in consequence of pensionable service under the UK Pension Plan up to the Closing Date (including any augmentations to benefits and any benefits due in respect of transfer payments received by the UK Pension Plan), the calculation of which value shall be made by the actuary to the UK Pension Plan using the actuarial assumptions (further detailed in Section 10.2(h)) used in the last formal valuation of the UK Pension Plan, making allowance (inter alia) for prospective salary increases and post-retirement pension increases.

          (f) PENSIONS LITIGATION. Neither the UK Dobbs Entities nor the UK Pension Plan is a party to any litigation or arbitration proceedings in respect of the UK Pension Plan or the provision of any relevant benefits (as defined in Section 612 of the Taxes Act), that there are no current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service or notifications to the Occupational Pensions Advisory Service or notifications to the Occupational Pensions Regulatory Authority in respect of any of the UK Dobbs Entities or the UK Pension Plan and there are no outstanding payments or penalties payable by any of the UK Dobbs Entities or the UK Pension Plan in respect of any litigation or arbitration proceedings or determination of the Pensions Ombudsman or the Occupational Pensions Regulatory Authority.

          (g) EMPLOYER-RELATED INVESTMENTS. The UK Pension Plan does not hold any employer-related investment (within the meaning of Section 40 of the Pensions Act 1995).

          (h) PARTICIPATION. No employers other than DIL participate in the UK Pension Plan.

          (i) WINDING-UP. No retirement benefits scheme (as defined in Section 611 of the UK Taxes Act) in which employees or former employees of the UK Dobbs Entities participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part).

          (j) THE GPP. All amounts due to the trustees (if any) of the GPP or to any employee or to any insurance company in connection with the GPP have been paid. All contributions paid to the GPP since its establishment have been paid in accordance with any guarantees, promises, or undertakings given (either orally or in writing, and whether or not legally binding) to the employees, directors or officers of the UK Dobbs Entities.

     3.19 COMPLIANCE WITH ENVIRONMENTAL LAWS.

          (a) Each of the Dobbs Entities is in compliance in all respects with and is not in violation of or liable under any, Environmental Law, including all Permits required thereunder to conduct its business as currently being conducted, except where the failure to be in such compliance would not have a Material Adverse Effect. All such Permits are listed on SCHEDULE 3.14. Neither Sellers nor any of the Dobbs Entities has received any notice to the effect that
(i) any Dobbs Entity is not in compliance with, or is in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of any of the Dobbs Entities to comply with, or a violation by any Dobbs Entity of, any such Environmental Laws or Permits required thereunder. Except as set forth in SCHEDULE 3.19, there are no pending or, to the knowledge of Sellers, threatened, Environmental Claims against any of the Dobbs Entities, or any other Environmental Conditions which might trigger an Environmental Claim.

          (b) Except as set forth on SCHEDULE 3.19, no underground tank or other storage receptacle for Hazardous Substances currently is or has been located on any property now or formerly owned or leased by any of the Dobbs Entities and, except as set forth in SCHEDULE 3.19, there have been no releases of any Hazardous Substances from any such underground tank receptacle or related piping, or any other release of Hazardous Substances on, upon or into any property owned or leased by any of the Dobbs Entities or any property formerly owned or leased by any of the Dobbs Entities whether so owned or leased.

          (c) Except as set forth in SCHEDULE 3.19, there are no Hazardous Substances, including PCBs or asbestos-containing materials, located at or on any property owned or occupied by any of the Dobbs Entities that require remediation or abatement.

          (d) Except as set forth in SCHEDULE 3.19, there are no consent decrees, consent orders, judgments or judicial or administrative orders (other than Permits) entered into by any governmental authority or quasi-governmental entity and any of the Dobbs Entities, or any other Person for whose conduct a Dobbs Entity is or may be held responsible, or judgments, judicial or administrative orders issued by any governmental authority or quasi-governmental entity against any of the Dobbs Entities, or any other Person for whose conduct a Dobbs Entity is or may be held responsible, or liens on any of the Dobbs Entities' respective properties or assets perfected by any governmental authority or quasi-governmental entity under any Environmental Law which regulate, obligate or bind any of the Dobbs Entities.

          (e) Notwithstanding those consents listed on SCHEDULE 3.6, there are no disclosures that need to be made by any of the Dobbs Entities, or any other requirements that need to be satisfied pursuant to the Illinois Responsible Party Transfer Act, the New Jersey Industrial Site Recovery Act, the Indiana Responsible Property Transfer Law or the Connecticut Transfer of Hazardous Waste Establishments.

          (f) The Dobbs Entities have filed all registrations and maintained all records and information required under Environmental Law.

          (g) For purposes of this Section 3.19 only, any reference to Dobbs Entities shall also include SAPADO II, General Partnership.

     3.20 INTELLECTUAL PROPERTY.

          (a) SCHEDULE 3.20 lists (i) each trademark, service mark, trade name, and all registrations and applications for any of the foregoing that are owned by or used in the conduct of the business or operation of any of the Dobbs Entities ("MARKS"); (ii) each patent, patent application, invention disclosure and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof that are owned by or used in the conduct of the business or operation of any of the Dobbs Entities ("PATENTS"), and (iii) all material computer programs, software and databases (including computer programs that are in the process of being developed that are not yet in use, but excluding computer programs, software and databases licensed pursuant to non-exclusive perpetual licenses granted in the ordinary course of business for commonly available commercial software) that are owned by or used in the conduct of the business or operations of any of the Dobbs Entities ("SOFTWARE"). The Marks, Patents, and Software are collectively referred to as the "INTELLECTUAL PROPERTY". In addition, SCHEDULE 3.20 specifies whether in each instance the Intellectual Property is owned or has been obtained under a license or other agreement ("LICENSE RIGHTS"). The parties hereby acknowledge that certain Intellectual Properties which are the subject of the Intangibles Purchase Agreement will be sold by the Dobbs Entities prior to the Closing.

          (b) Except for Intellectual Property obtained under License Rights, the Dobbs Entities own all rights and title to the Intellectual Property and they have not granted any rights in the Intellectual Property to any person.

          (c) Except as set forth on SCHEDULE 3.20, the Intellectual Property is all of the intellectual property that is used in the operation of the businesses of the Dobbs Entities as they are currently conducted. Except for the License Rights, the Dobbs Entities have the right and authority to convey all rights in the Intellectual Property to any third party. Except as described in SCHEDULE 3.20, the Dobbs Entities have the right to use all of the Intellectual Property and License Rights, without payment to a third party.

          (d) Except for the portions of the system described in SCHEDULE 3.20 as the Automated Total Airline Catering System ("ATAC SYSTEM") that are pre-existing commercially available software that is generally offered for license to the public ("COMMERCIAL SOFTWARE"), the ATAC System is being developed pursuant to a contract that gives the Dobbs Entities ownership of all
right, title and interest in the ATAC System.   The Commercial Software is
licensed and the Dobbs Entities have a valid and enforceable license therefor. Except for restrictions applicable to the Commercial Software under the licenses, no agreement exists that would preclude or limit (including the payment of fees) Buyer or the Dobbs Entities from (i) making any change to the ATAC System, or (ii) possessing, using, making, copying, selling, exploiting or providing others such rights in the ATAC System and all derivative works thereof.

          (e) With respect to each item of License Rights licensed from third parties: (i) to Sellers' knowledge, the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Dobbs Entities and to Sellers' knowledge, the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the third party licensor; and (ii) none of the Dobbs Entities is in material breach or default thereunder, and, to Sellers' knowledge, no other party to such license, sublicense or other agreement is in material breach or default thereunder, and, no event has occurred which with notice or lapse of time would constitute a material breach or default by any of the Dobbs Entities or permit termination, modification or acceleration thereunder by the other party thereto.

          (f) Except as set forth in SCHEDULE 3.20, to Sellers' knowledge, without investigation, all of the state, federal and foreign registrations and applications related to the Intellectual Property are valid and in full force and effect, have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any proceeding before any court, arbitrator, state, local or foreign government agency, regulatory body, or other governmental entity.

          (g) To Sellers' knowledge, without investigation, the conduct of the businesses of the Dobbs Entities does not conflict with valid patents, trademarks, trade secrets, trade names or other intellectual property of others. To the knowledge of Sellers, there are no conflicts with or infringements of any of the Intellectual Property and none of the Dobbs Entities' trade secrets have been misappropriated by any third party. Except as set forth in SCHEDULE 3.20, none of the Dobbs Entities have received any notice of infringement of or conflict with asserted rights of others with respect to any of the Intellectual Property and License Rights, and, to the knowledge of Sellers, there is no claim, action, suit or proceeding pending or threatened against any of the Dobbs Entities with respect thereto. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will neither cause any of the Dobbs Entities to be in material violation or default under any License Rights, nor, except as set forth on SCHEDULE 3.20, terminate nor modify nor entitle any other party to terminate or modify such License Rights, nor alter in any material respect the ability of the Dobbs Entities to conduct their business or their use of the Intellectual Property.

          (h) SCHEDULE 3.20 sets forth a true and accurate summary of the Dobbs Entities Year 2000 (Y2K) compliance status. As used herein and where such representation is made in SCHEDULE 3.20, "Y2K COMPLIANT" means, with respect to Software other than the Licensed Rights Software that, to Sellers' knowledge, such Software will not (i) fail accurately to recognize dates falling before, upon and after the year 2000; (ii) fail accurately to record, store, retrieve and process data input and date information; (iii) function in a manner that creates any ambiguity as to century; or (iv) fail accurately to manage and manipulate single century and multi-century formulae, including leap year calculations as a result of the date change at the end of the twentieth century; and (v) it will not be adversely affected by, nor require changes in inputting or operating practices nor produce invalid or incorrect output or results, nor cause any abnormal ending scenario or suffer any diminution in functionality or performance as a result of the date change at the end of the twentieth century or the input, processing, conversion, storage or use of dates up to and including 31 December 2001 (collectively, a "MALFUNCTION"). As used herein and where such representation is made in SCHEDULE 3.20 "Y2K COMPLIANT" means, with respect to Licensed Rights Software, hardware, telephone equipment and other equipment owned or used by any of the Dobbs Entities or used or operated by third parties on behalf of any of the Dobbs Entities that was supplied by a third party ("THIRD PARTY SUPPLIERS"), that Sellers have sought and been given reasonable assurances from such Third Party Suppliers that such Licensed Rights Software, hardware, telephone equipment and other equipment will accurately recognize and process dates falling before upon, and after the Year 2000 and will not fail to function as a result of the Year 2000 date change. SCHEDULE 3.20 describes the inquiries and responses received by the Dobbs Entities regarding the status of their third party vendors of goods and services (i.e. food stuffs vendors) other than the Third Party Suppliers on whom the businesses of any of the Dobbs Entities depend (the "VENDORS") to promptly perform and continue to perform the Vendor's obligations to the Dobbs Entities unaffected by failures and delays attributable to or arising from a Year 2000 related malfunctions suffered or caused by any computer software, hardware or equipment operated by or on behalf of such Vendors. To Sellers' knowledge, the information provided to the Dobbs Entities regarding such Suppliers and Vendors state of Year 2000 readiness is accurate in all material respects. To Sellers' knowledge, without investigation, except as set forth in SCHEDULE 3.20, the Dobbs Entities have not made any representations, warranties or statements on which any person is entitled to rely regarding the Dobbs Entities state of Year 2000 readiness or that the Dobbs Entities will not experience Malfunctions.

     3.21 TAX MATTERS.

          (a) FILING OF TAX RETURNS. Except as set forth in SCHEDULE 3.21, all Returns with respect to each of the Dobbs Entities have been timely filed with the appropriate taxing authorities (including information Returns and other material information and giving effect to any extensions) in respect of Taxes required to be filed through the date hereof and will be timely filed to the extent any such Returns are required to be filed on or prior to the Closing Date (giving effect to any extensions). All such Returns are correct, complete and accurate in all material respects. Except as set forth in SCHEDULE 3.21, no extension of time within which to file Returns (including information Returns) in respect of any Taxes has been requested.

          (b) PAYMENT OF TAXES. Except as set forth in SCHEDULE 3.21, all Taxes for which any of the Dobbs Entities is or may be liable, in respect of all periods (or portions thereof) ending on or prior to the Closing Date have been timely paid, except for Taxes not yet due, except to the extent that any such Taxes are being contested in good faith or except to the extent an adequate reserve (in conformity with GAAP) has been established therefor as set forth in the Financial Statements. Each of the Dobbs Entities has, within the time and manner prescribed by applicable Law, rules and regulations withheld and paid over to the proper governmental authorities Taxes required to be withheld and paid over.

          (c)  AUDITS, INVESTIGATIONS OR CLAIMS.  Except as set forth in
SCHEDULE 3.21, no material deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against or involving any of the Dobbs Entities which have not been fully paid or settled. There are no pending or, to Sellers' knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of Sellers or Sellers' Auditor are likely to result in a material additional amount of Taxes, and there are no matters under discussion with any taxing or other governmental authorities with respect to Taxes that in the reasonable judgment of Sellers or Sellers' Auditor is likely to result in an additional liability for Taxes with respect to any Dobbs Entity. Except as set forth in SCHEDULE 3.21, no extension of a statute of limitations relating to Taxes is in effect with respect to or involving any of the Dobbs Entities.

          (d) LIENS. Except as set forth in SCHEDULE 3.21, there are no liens for Taxes on any of the properties or assets of any of the Dobbs Entities (other than Permitted Encumbrances).

          (e) TAX ELECTION. All material elections with respect to Taxes affecting any of the Dobbs Entities as of the date hereof are set forth in SCHEDULES 3.9, 3.21 and 5.1. Except as set forth on SCHEDULE 3.21, (i) none of the Dobbs Entities has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (or similar provisions under state or local law) apply to any disposition of its respective assets and
(ii) none of the Dobbs Entities has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

          (f) TAX SHARING AGREEMENTS. There are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving any of the Dobbs Entities, except as otherwise specified in SCHEDULE 3.21.

          (g)  PRIOR CONSOLIDATED LIABILITIES.   To Sellers' knowledge, none of
the Dobbs Entities are liable for any Taxes as a result of being a member of a consolidated group other than the Viad consolidated group pursuant to Treasury Regulation Section 1.1502-6 and similar local and foreign provisions, if applicable.

          (h) PRE-ACQUISITION RESTRUCTURING TAX LIABILITY. Except as set forth in SCHEDULE 3.21, none of the Dobbs Entities have incurred or will incur tax liabilities as a result of any actions undertaken pursuant to Section 5.6 hereof.

          (i) DEFERRED INTERCOMPANY ITEMS. Except as set forth in SCHEDULE 3.21, no deferred intercompany gain or loss (as defined in Treasury Regulations
Section 1.1502-13) shall be triggered by any action contemplated by this Agreement.

    3.21A ADDITIONAL SPECIFIC WARRANTIES IN RELATION TO UK TAX MATTERS.

          (j) Except as provided for in the Financial Statements, there is no existing contingent or deferred liability for Tax including liability for Tax which would arise on any of the UK Dobbs Entities ceasing to trade or on its ceasing to use or occupy any asset for the purposes of its trade or on its disposing of any asset at its book value as shown in the Financial Statements or which might arise as a result of the execution of this Agreement or Closing or by reason of any of the UK Dobbs Entities otherwise ceasing to be a member of a group of companies (but excluding any liability for Tax which arises solely as the result of any actual or deemed realization by the UK Dobbs Entities of trading stock or work in progress in the ordinary course of its business).

          (k) None of the UK Dobbs Entities have ever ceased to be a member of a group of companies for the purposes of Sections 178 or 179 of the Taxation of Chargeable Gains Act 1992 and none of the UK Dobbs Entities will be liable to Tax thereunder by virtue of entering into and completion of this Agreement.

          (l) Details of all unrelieved Tax losses, management expenses, charges on income, advance corporation tax or excess franked investment income available to any of the UK Dobbs Entities are set forth in SCHEDULE 3.21.

          (m) No act or transaction has been or will, on or before Closing, be effected by any of the UK Dobbs Entities, Sellers or any other Person (including the sale of the shares in the UK Dobbs Entities pursuant to this Agreement) in consequence of WHICH the UK Dobbs Entities is are may be held liable for Tax primarily chargeable against some other Person.

          (n) Except as set forth in SCHEDULE 3.21 and except for dividends paid under a valid Section 247 Taxes Act election (other than dividends paid in circumstances where a notice could be issued under Section 703 Taxes Act), none of the UK Dobbs Entities has made any distribution for Tax purposes within the last six years.

          (o) Since November 27, 1987, none of the UK Dobbs Entities has entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which this main purpose or one of the main purposes was the avoidance or deferral or reduction in the liability to Tax of any of the Dobbs Entities.

          (p) None of the UK Dobbs Entities are or have at any time in the period of six years ending with the date of this Agreement been liable for Tax in any jurisdiction other than the United Kingdom.

          (q) Each of the UK Dobbs Entities is registered for value added tax purposes, have complied fully with all statutory requirements, orders, provisions, directions or conditions relating to the value added tax, maintain and have at all times maintained complete, correct, and up to date records for the purposes of such legislation and have preserved such records in such form and for such periods as are required by the relevant legislation relating to value added tax.

          (r) Except as set forth in SCHEDULE 3.21, none of the UK Dobbs Entities are or have ever been treated as members of a group of companies for Tax purposes (including, without limitation, for the purposes of Section 43 of the Value Added Tax Act 1994).

          (s) Since November 27, 1987, none of the UK Dobbs Entities has been a close company within the meaning of Section 414 of the Taxes Act.

          (t) All surrenders made or agreed to be made by or to any of the UK Dobbs Entities under the provisions of Sections 240 and 402 to 412 of the Taxes Act and of all payments made or agreed to be made by or to any of the UK Dobbs Entities for or in consideration of any such surrenders are set out in SCHEDULE
3.21 and no such surrenders or payments will be made on or prior to Closing. None of the UK Dobbs Entities have received any payment in respect of any surrenders made or agreed to be made under the provisions of Sections 240 and 402 to 412 of the Taxes Act which whether or not as a result of the entry into and completion of this Agreement may be liable to be refunded.

          (u) No rents, interest, annual payments, emoluments or other sums of an income nature paid by or payable by any of the UK Dobbs Entities or which any of the UK Dobbs Entities are under an obligation to pay in the future are or may be wholly or partially disallowable as deductions or charges in computing profits or against profits for Tax purposes.

          (v) During the period of three years ending with the Balance Sheet Date and during the period between the Balance Sheet Date and the Closing, there has been and will be no major change in the nature or conduct of any trade or business carried on by any of the UK Dobbs Entities within the meaning of Sections 245, 768 or 768A of the Taxes Act, Schedule 7A to the Taxation of Chargeable Gains Act 1992 or Regulations 16 or 17 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 nor has the goal of activities in such a trade become small or negligible.

          (w) There is no unsatisfied liability to inheritance tax attached or attributable to any asset of any of the UK Dobbs Entities nor are they or any of them subject to an Inland Revenue charge as mentioned in Sections 237 or 238 of the Inheritance Tax Act 1984 nor is any person liable to inheritance tax attributable to the value of any of the assets of any of the UK Dobbs Entities. Nor has any Person by virtue of Section 212 of the Inheritance Tax Act 1984 any power of sale, mortgage or charge in respect of any assets of any of the UK Dobbs Entities and there are no circumstances in existence whereby any such power could be exercised in relation to any of the UK Dobbs Entities.

          (x) All documents to which any of the UK Dobbs Entities is a party or which form part of the title of any of the UK Dobbs Entities to any asset or in the enforcement of which any of the UK Dobbs Entities is or may be interested which are subject to stamp or similar duty have been duly stamped and adjudicated.

          (y) None of the UK Dobbs Entities: (i) are liable to make (and none of them have or ever made) any abnormal or non-routine payment in relation to value added tax; (ii) have ever been liable for any forfeiture or penalty in the operation of any penal provision in relation to value added tax; (iii) have ever been required by the Commissioners of Customs and Excise to give security; (iv) operate any special value added tax methods or arrangements; or (v) have within the period of three years ending with the date of this Agreement made exempt supplies of such amount that has a consequence thereof the company in question has been unable to obtain credit for any input tax aid or suffered by it.

          (z) None of the UK Dobbs Entities have an interest in any land in relation to which an election has been made and not revoked by any of the UK Dobbs Entities or by any relevant associate (as defined by paragraph 3(7) of Schedule 10 to the Value Added Tax Act 1994) of any of the UK Dobbs Entities to waive exemption from the value added tax under paragraph 2 of that Schedule.

          (aa) None of the UK Dobbs Entities supplies any goods or services which are exempt from supplies within the meaning of the Value Added Tax Act 1994.

          (bb) None of the UK Dobbs Entities has or will have any unrelieved surplus ACT (as defined by regulation 3(1) of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999). Regulation 15(2) of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 will not apply to prevent any unrelieved surplus ACT which any of the UK Dobbs Entities is treated as having paid by virtue of Section 240(2) Taxes Act from being set off against (and so reducing or eliminating) the liabilities corporations tax of any of the UK Dobbs Entities.

     3.22 INSURANCE. SCHEDULE 3.22 contains a complete list of all policies for business interruption, fire, liability, worker's compensation, product liability and errors and omissions insurance maintained by or on behalf of any of the Dobbs Entities. All such policies are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date. Such policies are sufficient for compliance by the Dobbs Entities with all requirements of applicable Law and all Material Contracts to which any of the Dobbs Entities is a party or by which any of its assets
are bound.   To Sellers' knowledge, none of the Dobbs Entities have failed to give any notice or to present any material claim under any such policy in a due and timely fashion, and no insurer has refused, denied or disputed coverage of any material claim made thereunder or has advised any of the Dobbs Entities that it intends to materially reduce coverage materially, increase any premium or fail to renew any existing policy.

     3.23 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.23 sets forth a true and correct list of (a) the ten (10) largest customers of the Dobbs Entities as a group in terms of revenues during the fiscal year ended December 31, 1998, setting forth for each such customer the total revenues received from each such customer during such period and (b) the ten (10) largest suppliers of the Dobbs Entities as a group by volume of purchases during the fiscal year ended December 31, 1998 setting forth for each such supplier the total purchases from each such supplier during such period. Except as set forth on
SCHEDULE 3.23, there exists no actual or, to Sellers' knowledge, threatened termination, cancellation or limitation of, or modification or change in, the business relationship of the Dobbs Entities (i) with any customer or group of customers set forth on SCHEDULE 3.23, or any customer or group of customers of the Dobbs Entities whose purchases individually or in the aggregate are material to the Dobbs Entities, as a group or individually, or the operation of the business of the Dobbs Entities, or (ii) with any supplier or group of suppliers set forth on SCHEDULE 3.23, or any supplier or group of suppliers of the Dobbs Entities whose sales individually or in the aggregate are material to the Dobbs Entities, as a group or individually, or the operation of the business of the Dobbs Entities. Except as set forth on SCHEDULE 3.23, to Sellers' knowledge, neither of Sellers nor any Dobbs Entity has received any notice that any customer or supplier currently intends to take action that would materially and adversely affect their relationship with the Dobbs Entities.

     3.24 BOOKS AND RECORDS. Each of the Dobbs Entities has made and kept books and records and accounts which, in reasonable detail, accurately and fairly reflect the activities of such entity in all material respects. Except as set forth on SCHEDULE 3.3, the minute books of each of the Dobbs Entities are true, correct and complete and contain copies of the minutes and records of, and accurately and adequately reflect, all meetings and actions taken by written consent of the boards of directors and the committees of the boards of directors of each of the Dobbs Entities.

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

Except as set forth in SCHEDULES 3.3 and 3.24, the copies of the stock record books and the stock certificate books of each of the Dobbs Entities are true, correct and complete and accurately and adequately reflect all transactions in connection with the capital stock of each of the Dobbs Entities through and including the date hereof.

     3.25 BANKING RELATIONSHIPS. Sellers have made available to Buyer, or shall make available to Buyer prior to Closing, a complete and accurate description of all arrangements that each of the Dobbs Entities has with any banks or other financial institutions providing for any accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of each of the Dobbs Entities in respect of any of the foregoing.

     3.26 NO BROKERS. With the exception of Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., neither Sellers nor any of the Dobbs Entities, nor any of their respective officers, directors, employees or Affiliates has employed or made any agreement with any broker, advisor, finder or investment banker or similar agent or any Person or firm to pay any advisory, finder's or brokerage fee or commission or similar payment in connection with the transactions contemplated hereby. None of the Dobbs Entities has incurred any obligation or liability, contingent or otherwise, for any advisory, finder's or brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

     3.27 SEC COMPLIANCE. GDI (formerly known as CPS, Inc. and later Carson Pirie Scott & Company Inc.) had filed all reports required to be filed with the US SEC pursuant to the US Securities Exchange Act of 1934 (such reports together with all registration statements, prospectuses and information statements filed by GDI being referred to as the "GDI SEC REPORTS"). As of their respective dates, all such GDI SEC Reports complied with the applicable requirements of the US Securities Exchange Act of 1934.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement, Buyer hereby makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof and, except as otherwise expressly permitted by this Agreement, shall be true and correct on the Closing Date.

     4.1 ORGANIZATION. Buyer is a company duly organized, validly existing and in good standing under the laws of Switzerland.

     4.2 AUTHORIZATION. Buyer has all necessary organizational power and authority, and has taken all organizational action necessary on its part, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. With the exception of the approval of the Board of Directors of Buyer, (it being acknowledged that execution of this Agreement in no way obligates the Board of Directors), no other organizational proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or any such Ancillary Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes (or will constitute when duly executed and delivered) a legal, valid and binding obligation of Buyer, enforceable against Buyer, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

     4.3 CONSENTS AND APPROVALS. No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any US federal, state, local or non-US governmental or regulatory authority or body or other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby other than (a) filings required pursuant to the provisions of the HSR Act and Fair Trading Act 1973 and (b) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations set forth in SCHEDULE 4.3.

     4.4 NO CONFLICT OR VIOLATION. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby or thereby will not (a) violate or conflict with any provision of the organizational documents of Buyer, (b) to Buyer's knowledge, violate any Laws applicable to Buyer or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under, any term or provision of any Contract or Permit to which Buyer is a party or by which any of its assets or properties are bound, which violation, breach or default would individually or in the aggregate, have a Material Adverse Effect on Buyer or the right or ability of Buyer to consummate the transactions contemplated hereby.

     4.5 LITIGATION. There is no Action pending or, to the knowledge of Buyer, threatened (a) against Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) which seeks to enjoin or prevent, or questions the validity or legality of, the consummation of the transactions contemplated hereby.

     4.6 INVESTMENT REPRESENTATION. Buyer is acquiring the Dobbs Shares for its own account for investment purposes and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and acknowledges that the transaction contemplated hereby is being undertaken in reliance upon such representation without registration under any federal or state securities law.

     4.7 NO BROKERS. With the exception of Warburg Dillon Read, neither Buyer nor any of its officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder, investment banker, advisor or similar agent or any Person or firm to pay any finder's, advisory or brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

                                    ARTICLE 5

                      CONDUCT OF BUSINESS PRIOR TO CLOSING

     5.1  BUSINESS IN ORDINARY COURSE.

          (a) From the date hereof through the Closing and except to the extent set forth on SCHEDULE 5.1 or SCHEDULE 5.6 or as otherwise explicitly set forth in this Agreement, Sellers shall cause each of the Dobbs Entities to operate its respective business in the ordinary course, consistent with past practice, and to refrain from taking any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Sellers shall cause each of the Dobbs Entities to
(i) use its commercially reasonable efforts to maintain its respective properties and assets substantially in their current state of repair, ordinary wear and tear excepted; (ii) maintain its insurance coverage as in effect on the date hereof; (iii) maintain its current business organization; (iv) use its commercially reasonable efforts to keep available the services of its current officers and employees; (v) use its commercially reasonable efforts to preserve its current business relationships with customers, suppliers, distributors and others having business dealings with such entity; and (vi) maintain accounting standards and accruals consistent with past practice. Prior to the Closing, without the prior written consent of Buyer, the Dobbs Entities shall not engage in any practice, take, or fail or omit to take, any action or enter into any transaction of the kind described in SECTION 3.9, except to the extent set forth on SCHEDULE 5.1 or SCHEDULE 5.6 or as otherwise explicitly provided by this Agreement. In addition, the Dobbs Entities shall not engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business and consistent with past practices, that would (y) impair or prevent Sellers from consummating the transactions contemplated by this Agreement or (z) cause or result in any of the representations and warranties set forth in Article 3 to be untrue at any time after the date hereof through the Closing Date.

          (b) Buyer shall not engage in any practice, or take, or fail or omit to take, any action or enter into any transaction that would (i) impair or prevent Buyer from consummating the transactions contemplated by this Agreement or (ii) cause or result in any of Buyer's representations and warranties set forth in Article 4 to be untrue at any time after the date hereof through the Closing Date.

     5.2  INVESTIGATION BY BUYER.

          (a) Sellers, in their reasonable discretion and at Buyer's sole expense, shall permit Buyer, its counsel, accountants and other representatives, during regular business hours upon reasonable notice, without disruption to the business of the Dobbs Entities, to make a reasonable inspection of the assets, business and operations of the Dobbs Entities, to inspect Contracts, books and records and all other documents and information reasonably requested by Buyer and related to the business and operations of the Dobbs Entities and to meet with designated senior level personnel of the Dobbs Entities. Sellers, in their reasonable discretion, shall furnish to Buyer promptly upon request all additional documents and information with respect to the business and operations of any of the Dobbs Entities; PROVIDED, HOWEVER, that Sellers shall not be required to provide any information concerning customer profitability by location.

          (b) Buyer acknowledges that, in connection with its investigation and inspection contemplated by this Section 5.2, Buyer may have access to certain financial projections and similar information related to the business, operations and prospects of the Dobbs Entities. Buyer further acknowledges that such projections represent only an estimate of future results based upon certain assumptions which may or not prove to be accurate, and accordingly, that Buyer has not relied upon and shall not be entitled to rely upon any of such projections for any purpose whatsoever.

     5.3 CONSENTS AND BEST EFFORTS. Each of the parties covenants and agrees, upon the terms and conditions contained herein, to cooperate with the other parties and to pursue diligently and in good faith and use all reasonable best efforts to take, or cause to be taken, all actions necessary to put Buyer in possession of all of the Dobbs Shares and to consummate and make effective the transactions contemplated hereby. Without limiting the generality of the foregoing, each party shall use all reasonable efforts to obtain at the earliest practicable date all consents, approvals, permits, authorizations, exemptions and waivers from federal, state, local and foreign governmental and regulatory agencies, authorities and bodies and other persons or entities (including filings pursuant to the HSR Act and Fair Trading Act 1973) necessary or advisable to authorize, approve or permit the performance by such party of its obligations hereunder and under each other agreement and instrument referred to herein or contemplated hereby and (b) defend and cooperate with each other in defending legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement and/or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     5.4  SUPPLEMENTAL DISCLOSURE.

          (a) Sellers may, prior to the Closing, by a written notice delivered in accordance with this Agreement, supplement or amend any Schedule referred to in Article 3, but only for the purpose of identifying any matter or item which
(i) could otherwise constitute a breach of any representation or warranty contained in Article 3 or (ii) although not otherwise constituting a breach of any representation or warranty contained in Article 3, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No supplement or amendment to any of Sellers' Schedules shall be deemed to cure any breach for purposes of
Article 8, Article 10 or Article 11, except as provided in this Section 5.4.

          (b) If Sellers deliver to Buyer any supplement or amendment to any of Sellers' Schedules, and the existence of the items or matters disclosed in such supplement or amendment could reasonably be expected to result in the failure to satisfy one or more of the conditions set forth in Article 8, then the rights of the parties shall be governed by Articles 10 and 11.

     5.5  NO SOLICITATION.

          (a) From the date of this Agreement and until the earlier of termination of this Agreement pursuant to Section 11.1 or the Closing Date, neither Sellers nor the Dobbs Entities shall, or shall permit their respective employees, officers or agents to, directly or indirectly:

              (i) solicit, initiate or encourage any spin-off, sale or acquisition of any of the stock of any Dobbs Entity or greater than 15% of the assets of any Dobbs Entity, or any merger, consolidation or business combination with any Dobbs Entity; or

              (ii) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (A) participate in any discussion or negotiations, (B) furnish to any other Person any information with respect to any of the Dobbs Entities, or (C) otherwise cooperate in any manner with, or assist or participate in, or facilitate or encourage such effort.

          (b) Sellers and the Dobbs Entities shall promptly notify Buyer if any written proposal or offer or substantive discussion with any Person is made with respect to the foregoing matters set forth in the immediately preceding Section 5.5(a).

     5.6 DORMANT ENTITIES. Prior to the Closing, Sellers shall cause the stock of DHL, Dobbs Houses International, NAS-Dobbs and DHI (collectively, the "DORMANT ENTITIES") and SAPADO II, General Partnership to be liquidated, sold, distributed and/or dissolved in accordance with the provisions set forth on SCHEDULE 5.6.

     5.7 SELLERS' RESTRUCTURING. In order to enable Buyer to structure the acquisition of the Dobbs Entities in an optimal manner, Buyer shall have the right to request that Sellers cause one or more of the Dobbs Entities to undertake a corporate reorganization of itself or in combination with other Dobbs Entities and upon such request, Sellers shall in good faith consider such request, but in no event shall Sellers be obligated to undertake any such restructuring and in no event shall any such restructuring delay the Closing.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

     6.1 RELEASE OF SELLER GUARANTEES. Sellers and Buyer shall use their commercially reasonable best efforts to obtain, prior to the Closing, the full, complete and unqualified release of Sellers from any liability under each of those surety bonds, letters of credit, guarantees and similar instruments listed on SCHEDULE 6.1, pursuant to which either of Sellers is obligated for the repayment of any obligation or indebtedness of any of the Dobbs Entities (collectively, the "SELLER GUARANTEES"). Buyer shall continue to use its best efforts to obtain such releases following the Closing. Buyer shall not, without the prior written consent of Sellers, have any authority to extend, modify or otherwise alter any of the terms or conditions of any of Seller Guarantees which shall not have been released as of the Closing Date.

     6.2  ARRANGEMENTS REGARDING EMPLOYEE PLANS.

          (a) DOBBS ENTITIES. For purposes of this Section 6.2, Dobbs Entities shall mean DISI and DIL.

          (b) CERTAIN EMPLOYEE PLANS.

              (i) Except to the extent otherwise provided in this Section 6.2, as of the Closing Date, all participation of, and continued accrual or provision of any benefits to, any employee or former employee of any of the Dobbs Entities or any covered dependent or beneficiary of any such employee under any Employee Plan sponsored by Viad or VSCL shall cease. In addition, Viad and VSCL shall have no liability on or after the Closing Date for any plans sponsored by the Dobbs Entities. Except to the extent provided in Section 6.2(c), with respect to plans assumed by Buyer, or Buyer's Group, Dobbs Entities shall also cease to be adopting employers, administrators and fiduciaries with respect to such plans as of the Closing Date.

              (ii) As of the Closing Date, Sellers shall transfer and Buyer shall assume all of the liabilities and obligations of Sellers in respect of the Employee Plans listed on SCHEDULE 3.18 (excluding the Viad Corp Omnibus Incentive Plan) attributable to employees of the Dobbs Entities and their beneficiaries and former employees of the Dobbs Entities and their beneficiaries whether vested or unvested. As of the Closing Date, Sellers shall be relieved of all liabilities and obligations arising out of or relating to such Employee Plans, excluding liabilities and obligations arising from conduct occurring on or before the Closing Date. Except as otherwise provided herein with respect to employees or former employees of DISI and DIL, as of the Closing Date, Sellers shall retain all liabilities and obligations under the Employee Plans sponsored by Viad or VSCL and shall be responsible for payment of any unpaid employer contributions (other than salary reduction contributions).

              (iii) Except as otherwise provided in this Section 6.2, Buyer has no claims to any assets in any of Sellers' Employee Plans. Except as otherwise expressly provided in this Agreement, Buyer hereby waives any and all claims which Buyer or any of its Affiliates might have to the assets of any Employee Plan sponsored by Viad or VSCL.

     Sellers shall procure that the UK Pension Plan is not placed in full or partial winding-up before the Closing Date and that no amendments are made to the UK Pension Plan before the Closing Date (whatever the effective date of such winding-up or amendment).

          (c) VIAD CORP RETIREMENT INCOME PLAN.

              (i) As soon as practicable after the Closing Date, Buyer shall establish and formally adopt a defined benefit pension plan intended to be qualified under Code Section 401(a) containing provisions substantially similar to the Viad Corp Retirement Income Plan ("VCRIP"), including the provisions contained in the Appendix for the Greyhound Dobbs, Inc. Pension Plan as Applied to Salaried Employees and the Appendix for the Greyhound Dobbs, Inc. Pension Plan (as Applied to Hourly Employees) ("BUYER'S RETIREMENT Plan"). Buyer agrees to submit Buyer's Retirement Plan to the Internal Revenue Service for a determination letter to the effect that Buyer's Retirement Plan is qualified under Code Section 401(a) within the time prescribed by the applicable law to enable Buyer to make any required changes to Buyer's Retirement Plan effective retroactive to the date of its adoption ("ADOPTION DATE") so that the determination letter will apply effective as of the Adoption Date. Buyer agrees to make any amendments to Buyer's Retirement Plan as the Internal Revenue Service may require as a condition of issuing such determination letter.

              (ii) As soon as practicable after the Closing Date, Viad shall spin off liabilities and assets calculated as of the Closing Date ("SPINOFF") relating to all current and former employees of the Dobbs Entities from VCRIP as of the Closing Date, in accordance with Section 4044 of ERISA and Section 414(l) of the Code (including Treas. Reg. Section 1.414(l)-1(b)(5)(ii)) to Buyer's Retirement Plan. The assets to be spun-off to Buyer's Retirement Plan shall consist solely of cash.

                   (A) As of the last day of each calendar month after the Closing Date and through the date that assets and liabilities attributable to the Spinoff are transferred to Buyer's Retirement Plan, and as of the date that the assets and liabilities are transferred to Buyer's Retirement Plan if this date is other than the last day of a calendar month (each such date is hereinafter referred to as a "RECONCILIATION DATE"), the amount of assets attributable to the Spinoff shall be adjusted as described in this paragraph. After the Closing Date and until the instruction to liquidate assets attributable to the Spinoff has been received and fully executed by the trustee of VCRIP, assets relating to the Spinoff shall be invested at the discretion of the trustee of VCRIP. As of each Reconciliation Date after the Closing Date and through the last day of the calendar month in which such assets are fully liquidated, earnings or losses on such assets shall be based on the net aggregate investment return based on the market value of VCRIP during the month, as determined by the trustee of VCRIP. As of each Reconciliation Date thereafter, such assets shall be credited with interest at the rate of 5/12th percent per month. As of each Reconciliation Date and before the adjustment for the net aggregate investment return or interest allocation for the month has been applied, the assets shall be reduced to reflect the payment of benefits for current and former employees of the Dobbs Entities, such payments to be limited to benefits accrued through the Closing Date. The final amount of assets to be transferred to Buyer's Retirement Plan attributable to the Spinoff as adjusted by this paragraph and fixed on the final Reconciliation Date shall be referred to as the "SPINOFF ASSETS".

                   (B) If the Spinoff Assets exceed the Obligation Amount (as defined in (C) below) on the date of transfer to Buyer's Retirement Plan, then Buyer shall pay such excess to Viad within five (5) business days of the date of transfer (or such other time as mutually agreed upon by the parties). If the Spinoff Assets are less than the Obligation Amount

(as defined in (C) below) on the date of transfer to Buyer's Retirement Plan, then Viad shall pay such shortfall to Buyer within five (5) business days of the date of transfer (or such other time as mutually agreed upon by the parties).

                   (C) The "OBLIGATION AMOUNT", as of the Closing Date, is $72,000,000 and shall be further modified by this paragraph for the period between the Closing Date and the date that the Spinoff Assets are transferred to Buyer's Retirement Plan. As of each Reconciliation Date after the Closing Date and through the last day of the calendar month in which the assets attributable to the Spinoff are fully liquidated, an investment return rate shall be applied to the Obligation Amount. The investment return rate shall be the rate determined and calculated to the nearest thousandth of a percentage point equal to the net aggregate investment return of the VCRIP described in (A) above for the month that includes the Reconciliation Date. As of each Reconciliation Date thereafter, the Obligation Amount shall be credited with interest at the rate of 5/12th percent per month. As of each Reconciliation Date and before the investment return rate or interest allocation for the month has been applied, the Obligation Amount shall be reduced to reflect the payment of benefits for current and former employees of the Dobbs Entities, such payments to be limited to benefits accrued through the Closing Date.

                   (D) All of the calculations required under this Section 6.2(c), including, but not limited to the calculations under Section 4044 of ERISA and Code Section 414(l), the computation of the net investment experience and the computation of interest, shall be made by Sellers (or advisors designated by Sellers), subject to review by Buyer (or advisors designated by Buyer) within thirty (30) days following Buyer's receipt of such calculations. Any disputes between Sellers and Buyer regarding any calculations required under this Section 6.2(c) shall be resolved in accordance with Article 12.

              (iii) The transfer of assets and liabilities to Buyer's Retirement Plan contemplated by this Section 6.2(c) shall not take place until as soon as reasonably practicable after the expiration of the 30-day period following the date of filing the required IRS Form 5310-A (or any successor form thereto) with the Internal Revenue Service.

              (iv) Except as specifically set forth in this Section 6.2(c), from and after the date that the Spinoff Assets and liabilities are transferred to Buyer's Retirement Plan, Viad and VCRIP shall cease to have any liability or obligation whatsoever with respect to current and former employees of the Dobbs Entities under VCRIP, and Buyer and Buyer's Retirement Plan shall assume, and shall be solely responsible for, all such transferred liabilities and obligations whatsoever with respect to current and former employees of the Dobbs Entities and shall be solely responsible for all liabilities and obligations whatsoever under Buyer's Retirement Plan.

          (d) VIAD CORP CAPITAL ACCUMULATION PLAN AND VIAD CORP EMPLOYEES' STOCK OWNERSHIP PLAN. Effective as of the Closing Date, Sellers shall cause the assets held for the benefit of each employee or former employee of the Dobbs Entities under the Viad Corp Capital Accumulation Plan ("VIAD 401(K) PLAN") and the Viad Corp Employees' Stock Ownership Plan ("VIAD ESOP") ("DOBBS ENTITIES PARTICIPANTS") to be transferred to a new tax-qualified retirement plan to be established by Buyer ("BUYER'S NEW PLAN") within 120 days of the Closing Date. The assets to be transferred to Buyer's New Plan shall consist of cash, promissory notes evidencing participant loans, and any common stock of Viad Corp, the Dial Corporation, the FINOVA Group, Inc. and Bristol-Myers Squib held under the Viad 401(k) Plan and the Viad ESOP; provided, Sellers represent and warrant that any common stock transferred to Buyer's New Plan is publicly-traded and, subject to applicable law, freely-transferable and not subject to any restrictions on the transferability of such shares. The amount so transferred shall consist of each such Dobbs Entities Participant's account balance as of the Closing Date, increased by any contributions due for the periods prior to the Closing Date but not made as of such date to the extent such contributions are in Sellers' control and possession, reduced by any benefits paid after the Closing Date but prior to the transfer date, and increased or decreased for any investment experience. Buyer shall provide evidence reasonably satisfactory to Sellers that Buyer's New Plan will not violate Code Section 411(d)(6) or, if applicable, Code Section 4975 with respect to assets transferred; PROVIDED, that upon receipt of such evidence, Sellers shall confirm any and all benefits, rights or features which Sellers believe are subject to the protections of Code Section 411(d)(6) and applicable to the Dobbs Entities Participants. Buyer's New Plan shall provide the same vesting schedules as the Viad 401(k) Plan and the Viad ESOP with respect to the assets so transferred. Buyer agrees to submit Buyer's New Plan to the Internal Revenue Service for a determination letter to the effect that Buyer's New Plan is qualified under Code Sections 401(a) and 401(k) within the time prescribed by applicable law to enable Buyer to make any required changes to Buyer's New Plan effective retroactive to the date of its adoption so the determination letter will apply effective as of the Adoption Date. Buyer agrees to make any amendments to Buyer's New Plan as the Internal Revenue Service may require as a condition of issuing such determination letter. If necessary, Sellers shall amend the Viad 401(k) Plan and any loan agreements to permit the Dobbs Entities Participants to continue to pay debt service on any loans from the Viad 401(k) Plan after the Closing Date until the actual transfer of the assets to Buyer's New Plan. Until such time as the account balances can be transferred, Sellers shall instruct the trustee of the Viad 401(k) Plan to continue to accept loan repayments from the Dobbs Entities Participants pursuant to and in accordance with the terms of the loan agreements, as amended pursuant to the preceding sentence. The outstanding loan balances shall be transferred to Buyer's New Plan (and Sellers shall cause the promissory notes evidencing such loans to be assigned to the trustee of Buyer's New Plan) at the same time as the rest of the account balances of the Dobbs Entities Participants are transferred. Buyer shall cause the Dobbs Entities to reasonably cooperate with Sellers and the trustee of the Viad 401(k) Plan with respect to loan repayments.

          (e) TREATMENT OF CERTAIN EMPLOYEE BENEFITS FOR DOBBS EXECUTIVES. Certain executives of the Dobbs Entities shall be entitled to receive benefits in accordance with SCHEDULE 6.2(e) .

     6.3 BOARD APPROVAL. Sellers and Buyer shall submit this Agreement and the Ancillary Agreements to their respective Boards of Directors for approval within three (3) Business Days following the date of this Agreement.

     6.4 GDI NAME CHANGE. Prior to Closing, Viad shall change the corporate name of GDI to Dobbs Holdings Inc.

                                    ARTICLE 7

                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in accordance with Section 13.5 of this Agreement:

     7.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained in this Agreement and any Ancillary Agreement to which Buyer is a party shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, in which case such representations and warranties shall continue on the Closing Date to have been true and correct in all material respects as of such specified date).

     7.2 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed by it prior to or on the Closing Date, including delivery of each of the documents and instruments required to be delivered by Buyer pursuant to Section 2.4 and the Intangibles Purchase Agreement shall have been consummated.

     7.3 NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other Person shall have been commenced and be continuing for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby or by the Ancillary Agreements, it being understood that, in any such event, the Closing shall be postponed until the final settlement, dismissal or other resolution of such Action, and Sellers hereby agree to use all reasonable efforts to have any such injunction, order or decree lifted.

     7.4 HSR AND FAIR TRADING ACTS. All filings to be made under the HSR Act and Fair Trading Act 1973 with respect to this Agreement and the transactions contemplated hereby shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act and Fair Trading Act 1973 shall have expired or been terminated, and no additional requirements relating thereto shall be applicable.

     7.5 BOARD APPROVAL. This Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been approved by the requisite vote (or written consent) of Buyer's Board of Directors.

     7.6 OPINION OF COUNSEL. Buyer shall have delivered to Sellers an opinion of Baker & McKenzie, counsel to Buyer, dated as of the Closing Date in a form customary for such opinions that is reasonably acceptable to Sellers and their counsel.

                                    ARTICLE 8

                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 13.5 of this Agreement:

     8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Sellers contained in this Agreement and in any Ancillary Agreement to which either of Sellers is a party shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, in which case such representations and warranties shall continue on the Closing Date to have been true and correct in all material respects as of such specified date).

     8.2 PERFORMANCE OF OBLIGATIONS. Sellers shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed by either of them prior to or on the Closing Date, including delivery of each of the documents and instruments required to be delivered by Sellers pursuant to Section 2.4 and the Intangibles Purchase Agreement shall have been consummated .

     8.3 NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other Person shall have been commenced and be continuing for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby or by the Ancillary Agreements, it being understood that, in any such event, the Closing shall be postponed until the final settlement, dismissal or other resolution of such Action, and Buyer hereby agrees to use all reasonable efforts to have any such injunction, order or decree lifted.

     8.4 HSR AND FAIR TRADING ACTS. All filings to be made under the HSR Act and Fair Trading Act 1973 with respect to this Agreement and the transactions contemplated hereby shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act and Fair Trading Act 1973 shall have expired or been terminated, and no additional requirements relating thereto shall be applicable.

     8.5 BOARD APPROVAL. This Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been approved by the requisite vote (or written consent) of the respective Boards of Directors of each Seller.

     8.6 OPINION OF COUNSEL. Sellers shall have delivered to Buyer an opinion of Bryan Cave LLP, or other counsel to Sellers, dated as of the Closing Date in a form customary for such opinions that is reasonably acceptable to Buyer and its counsel.

     8.7 CONSENTS. Each Consent identified in SCHEDULE 3.6 as required to be obtained prior to Closing must have been obtained and must be in full force and effect.

     8.8 RESTRUCTURING. Sellers shall have completed all of Sellers' restructuring steps identified in SCHEDULE 5.6 prior to the Closing and, upon Buyer's request, shall present all documentation that is reasonably necessary to evidence the completion of steps identified in SCHEDULE 5.6.

                                    ARTICLE 9

               ACTIONS BY SELLERS AND BUYER FOLLOWING THE CLOSING

     9.1  FURTHER ASSURANCES.

          (a) Following the Closing, Sellers and Buyer agree to execute such documents, instruments or conveyances and to take such actions as may be reasonably requested by either party and otherwise to cooperate in a reasonable manner with such party, its Affiliates and their respective representatives in connection with any action that may be necessary or advisable to carry out the provisions hereof or the transactions contemplated hereby.

          (b) Following the Closing, Sellers and Buyer agree to make available or cause to be made available to each other, upon request, as promptly as practicable, such information and assistance, including access to all books and records and employees (without any disruption of employment) retained and remaining in existence after the Closing Date as is reasonably necessary for any reasonable business purpose. The party requesting access to any such books and records or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to such books and records and employees.

     9.2  TAX MATTERS.

          (a) ALLOCATION OF TAX LIABILITY. Viad shall be responsible for, and shall indemnify and hold Buyer Parties harmless from and against, all Taxes for periods ending on or prior to Closing Date (or portions thereof) including (i) all Taxes payable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision) by reason of any of the Dobbs Entities being a member of a group at any time prior to the Closing, (ii) all Taxes payable as a transferee or successor, (iii) all Taxes payable by Contract or (iv) Taxes resulting from the transactions contemplated by this Agreement or the Ancillary Agreements (including any Taxes pursuant to Treasury Regulation Sections 1.1502-13, 1.1502-14 or 1.1502-19), excluding Taxes for which Sellers are indemnified by Buyer pursuant to the terms of this Agreement or any Ancillary Agreement and for which Buyer is responsible pursuant to Section 13.11 and any other provision of this Agreement or any Ancillary Agreement. Buyer shall be responsible for and shall indemnify and hold Sellers harmless against all Taxes relating to the ownership and operations of the Dobbs Entities for all taxable periods (or portions thereof) beginning after the Closing Date. In order to apportion appropriately any income Taxes relating to any taxable year or period that begins before or on and ends after the Closing Date, the parties hereto shall, to the extent permitted or not prohibited by applicable Law, elect with the relevant taxing authority if required or necessary, to terminate the taxable year as of the Closing Date. In any case where applicable Law does not permit the Dobbs Entities to treat such date as the end of a taxable year, then whenever it is necessary to determine the liability for income Taxes of the Dobbs Entities for a portion of a taxable year, such determination shall (unless otherwise agreed to in writing by Sellers and Buyer) be determined by a closing of books of the Dobbs Entities, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. In order to apportion appropriately any Taxes, other than income Taxes, relating to any taxable year or period that begins before or on and ends after the Closing Date, (i) ad valorem Taxes (including real and personal property Taxes) shall be accrued on a daily basis over the period for which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (ii) franchise and other privilege Taxes not measured by income shall be accrued on a daily basis over the period to which the privilege relates. Notwithstanding the foregoing, the parties hereby agree as follows:

              (i) Tax liabilities of Dobbs Entities in the nature of sales and use tax liabilities, payroll tax liabilities, VAT, withholding tax liabilities, real and personal property Taxes and other Tax liabilities that will be satisfied within 30 days of Closing shall be reflected as a liability on the Closing Balance Sheet. Buyer hereby acknowledges its obligation to remit Tax payments to satisfy such Tax liabilities to the proper Tax authorities by the earlier of the due date of such remittance or before the 30th day after Closing; provided, however, that Buyer will only be obligated to remit such amounts that are reflected on the Closing Balance Sheet. All other tax liabilities shall be the sole responsibility of Seller.

              (ii) Tax liabilities in the nature of income, gross receipts, franchise taxes and other franchise taxes based on income shall not be reflected on the Closing Balance Sheet and shall be the sole responsibility of Seller.

          (b) TAX AUDIT ADJUSTMENTS. Sellers shall be responsible for the good faith representation of the Dobbs Entities in regard to all present and future US federal, state, local, and foreign Tax audits, protests and appeals for all years or periods open for the assessment of Tax deficiencies with respect to any Tax period ending on or before the Closing Date. Buyer promptly shall inform, or shall cause the Dobbs Entities promptly to inform, Sellers of (A) the commencement of any audit or examination, (B) proposals of deficiencies or refunds, and (C) the assessment of deficiencies or the agreement to refund an overpayment of Taxes, with respect to the Dobbs Entities for any Tax period for which Sellers have indemnified Buyer pursuant to Section 9.2(a). Buyer shall be entitled to participate in such audits and any subsequent protests and appeals, and to review any work papers relating thereto with respect to such Tax periods at Buyer's expense. Neither Buyer nor the Dobbs Entities shall settle, compromise, accept, reject, protest or appeal any adjustment or proposed adjustment in connection with any Tax audit or examination unless Buyer and the Dobbs Entities have first obtained Sellers' written approval with respect to such adjustment, which approval shall not unreasonably be withheld or delayed, if such actions would materially and adversely affect the Tax liability of the Dobbs Entities or Sellers giving effect to this Agreement. Sellers shall not settle, compromise, accept, reject, protest or appeal any adjustment or proposed adjustment in connection with any tax audit or examination unless Sellers have first obtained Buyer's written approval with respect to such adjustment, which approval shall not be unreasonably withheld or delayed, if such actions would materially and adversely affect the tax liability of Buyer giving effect to this Agreement.

          (c) TAX RETURNS. Prior to the Closing Date, Sellers duly and timely shall file, or shall cause the Dobbs Entities to file, all Returns required to be filed by any of them by such time (giving effect to any extensions available therefor) and shall pay all Taxes due and payable with respect to such Returns, provided that Sellers or the Dobbs Entities may contest in appropriate proceedings any Tax, governmental charge, duty, or assessment in accordance with the provisions of Section 9.2(b); and Sellers shall cause the Dobbs Entities to withhold from each payment made to each of their respective employees, if any, the amount of all Taxes (including federal income Taxes and the US Federal Insurance Contribution Act Taxes and state and local income, wage, disability, unemployment, and similar Taxes) required to be withheld therefrom and shall pay same, before they become delinquent, to the proper taxing authority. Sellers duly and timely shall file all Returns and reports for the Dobbs Entities for all taxable periods ending on or prior to the Closing Date, and Buyer or the Dobbs Entities duly and timely shall file all Returns and reports for the Dobbs Entities for all taxable periods ending after the Closing Date.

              (i) FEDERAL RETURN. The separate US federal Tax Return of any US Dobbs Entities will be included in Viad's US Consolidated income tax return for Tax periods ended December 1998 and January 1, 1999 to Closing Date.

              (ii) STATE AND LOCAL RETURNS. The separate state and local Tax Returns of any US Dobbs Entities will be included in Viad's combined or consolidated state and local Tax Returns that are required to be so included (consistent with prior practice) for periods beginning before and ending on or before the Closing Date.

              (iii) PRO FORMA RETURN PREPARATION. Buyer agrees to prepare or cause the US Dobbs Entities to prepare pro-forma 1998 and short period 1999 (through the Closing Date) returns (including state and local apportionment data) in a manner consistent with prior practice. Buyer shall itself, and shall cause the US Dobbs Entities to, cooperate with Sellers to provide such 1998 Returns within a reasonable time after Closing Date sufficient to enable Sellers to review and timely file Sellers' 1998 federal and state and local income and franchise Tax Returns and to provide such pro-forma Return (including state and local apportionment data) for short period 1999 Returns no later than two (2) months prior to the date such Return is required to be filed with the applicable Taxing authority (not giving effect to any extensions) following the Closing Date.

              (iv) FINAL RETURN PREPARATION. With respect to any Tax Returns not filed prior to the Closing Date, Sellers hereby agree that all Tax Returns filed after the Closing Date for any period ending prior to or on the Closing Date shall be prepared in a manner consistent with past practice and that Sellers shall not make or refrain from making any Tax election that would alter any Tax attribute of any of the Dobbs Entities that is not consistent with prior practice without the prior written consent of Buyer (which may not be unreasonably withheld). Sellers shall provide copies of all Tax Returns that will be filed by or relate to any

Dobbs Entity to Buyer for Buyer's review prior to the filing of such Tax Return. Sellers shall provide copies of all such filed Tax Returns within five (5) business days of said filing.

          (d) MUTUAL ASSISTANCE. Following the Closing, Buyer and Sellers shall provide, and Buyer shall cause the Dobbs Entities to provide, such records, access to employees and assistance (including execution of documents that are merely ministerial in nature, such as the signing of Returns and other forms which the requesting party represents to be complete and correct) as reasonably may be requested in connection with the preparation of any Return, any audit or other examination by any taxing authority, and any judicial or administrative proceedings relating to liability for Taxes (including refunds thereof) as provided pursuant to Section 9.2(a). Buyer agrees to retain, and to cause the Dobbs Entities to retain, from and after the Closing Date, Tax records of the Dobbs Entities relating to Tax periods for which Sellers has indemnified Buyer pursuant to Section 9.2(a) until the expiration of any applicable limitations period (including any extension thereof) with respect to such Tax periods. Buyer shall use, and shall cause the Dobbs Entities to use, reasonable efforts to notify Sellers prior to destroying material Tax records for such Tax periods. Any such records or other information disclosed pursuant hereto shall be held in strict confidence and shall not be disclosed to any Person for any reason whatsoever, except to the extent that such disclosure is required by law or is necessary in order to effect the intent of this Agreement.

          (e) APPLICABLE PERIOD. Notwithstanding Section 10.3 hereof, the obligations of the parties set forth in this Section 9.2 relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect until thirty (30) days after the expiration of the applicable statute of limitations governing the Tax to which such obligations relate (after giving effect to any agreement extending or tolling such statute of limitations).

          (f) CARRYBACKS. Sellers intend that benefits of Tax losses and credits of the US Dobbs Entities generated in taxable periods subsequent to the Closing Date will be utilized in the US Dobbs Entities' combined or consolidated income or franchise Tax returns. Buyer or US Dobbs Entities will elect, where permitted, to carry forward, rather than carry back, any such unutilized losses or credits. If the US Dobbs Entities incur any such unutilized losses or credits which must be carried back to combined or consolidated Tax Return periods of Sellers; Buyer or the US Dobbs Entities must request and obtain Sellers' consent (which consent will not be unreasonably withheld) to carryback to such period. Sellers, at Buyers' sole expense, shall file an appropriate carryback (including any tentative carryback adjustment) claim for refund of any Taxes recoverable. Upon receipt of any refund Sellers shall promptly pay to the US Dobbs Entities, the amount of such refund (including interest) less any Tax detriment (including interest), to Seller or its subsidiaries resulting from such carryback claim, including in all cases, the carryback or carryover effects on Tax year(s) other than those to which directly carried back due to rearrangement of carrybacks or carryovers caused by applicable Tax rates governing the order of Tax items.

          (g) INTEREST ON TAX PAYMENTS. Any payment required to be made between Buyer or the Dobbs Entities and Sellers pursuant to this Section 9.2 not made within such required period shall thereafter bear interest until paid at the rate of ten percent (10%) per annum.



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

     9.3 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any Action in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving any of the Dobbs Entities or their respective assets, business or operations, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification hereunder). The covenant contained in this
Section 9.3 shall not be lieu of or otherwise limit the indemnification obligations of the parties pursuant to Article 10.

                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1 GENERAL INDEMNIFICATION. For purposes of this Article 10, following the Closing, all of the following references used in this Agreement and in the Ancillary Agreements, with the exception of those references contained in this Section 10.1 and in Section 3.16, shall be disregarded when determining the Losses resulting from the breach of representations, warranties, covenants or other agreements that are contained in this Agreement and the Ancillary Agreements: "material" as an adjectival modifier, including as used in the defined terms "Material Contract," "Material Permit," "Material Adverse Change," and "Material Adverse Effect," and (ii) "materially" as an adverbial modifier. Subject to the limitations on indemnity in Section 10.3 and without limiting the generality of the foregoing, following the Closing, the indemnification obligations of Buyer and Sellers under this Article 10 shall be for Losses resulting from the breaches of such representations, warranties, covenants and other agreements without consideration of the materiality of such a breach or the materiality of the underlying Contract, Permit, approval, default, breach, liability, compliance or property. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, and the subsequent Closing pursuant to Section 2.1, will not affect the right to indemnification, payment of losses, or other remedy based on such representations, warranties, covenants, and obligations. All claims shall be paid in US Dollars and payment of any Claim denominated in Pound Sterling shall be converted into US Dollars based on the exchange rate published in The Wall Street Journal (Midwest Edition) on the Closing Date.

          (a) BY VIAD. Subject to the limitations set forth in Section 10.3, if the Closing shall occur, Viad shall indemnify, save and hold Buyer and its Affiliates (including the Dobbs Entities after the Closing), directors, stockholders, officers, employees, successors, transferees and assignees, and their respective representatives (each, a "BUYER PARTY"), harmless from and against any and all costs, losses, charges, liabilities, obligations, damages, lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements, interest, penalties, assessments and expenses (whether arising out of Third-Party Claims or otherwise) net of any applicable reserves on the Closing Balance Sheet (collectively, "LOSSES") to the extent incurred in connection with, arising out of, resulting from or relating or incident to: (i) any breach of any representation or warranty by either of Sellers in or pursuant to this Agreement or any Ancillary Agreement to which either of Sellers is a party, or (ii) the nonfulfillment, nonperformance, nonobservance or other breach of any covenant or agreement made by either of Sellers in or pursuant to this Agreement or any Ancillary Agreement to which either of Sellers is a party (each a "BUYER CLAIM"). ("LOSSES" shall include amounts paid or incurred with respect to Third-Party Claims for punitive damages, but shall exclude punitive damages directly claimed by one party vis-a-vis another.) The indemnity provided for in this Section 10.1(a) is not limited to matters asserted by third parties against any Buyer Party, but includes Buyer Claims incurred or sustained by any Buyer Party in the absence of Third-Party Claims.

          (b) BY BUYER. Subject to the limitations set forth in Section 10.3, if the Closing shall occur, Buyer shall indemnify, save and hold Sellers and their respective Affiliates, directors, stockholders, officers, employees, successors, transferees and assignees and their respective representatives (each, a "SELLER PARTY"), harmless from and against any and all Losses to the extent incurred in connection with, arising out of, resulting from or relating or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement or any Ancillary Agreement to which Buyer is a party or (ii) the nonfulfillment, nonperformance, nonobservance or other breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or any Ancillary Agreement (each, a "SELLER CLAIM"). The indemnity provided for in this Section 10.1(b) is not limited to matters asserted by third parties against any Seller Party, but includes Seller Claims incurred or sustained by any Seller Party in the absence of Third-Party Claims.

          (c) DEFENSE OF CLAIMS. If a claim for Losses (a "CLAIM") is to be made by a Person entitled to indemnification hereunder, the Person claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying Person as soon as practicable after the Person entitled to indemnification becomes aware of any fact, condition or event (including an accounting of all expenditures credited against applicable reserves and any insurance proceeds received) which may give rise to Losses for which indemnification may be sought under this Section 10.1.

              (i) The failure of any indemnified Person to give timely notice hereunder shall not affect such party's rights to indemnification hereunder, except and only to the extent that, the indemnifying Person demonstrates actual damage caused by such failure. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "THIRD-PARTY CLAIM"), if the indemnifying Person shall acknowledge in writing to the indemnified Person that the indemnifying Person shall be obligated to indemnify the indemnified Person under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the indemnifying Person shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the indemnified Person to handle and defend the same, and (B) the indemnifying Person shall be entitled (but not obligated), if it so elects, to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed.

              (ii) In the event the indemnifying Person elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 10.1(c), the indemnified Person may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; PROVIDED, HOWEVER, that, if the named Persons to a lawsuit or other legal action include both the indemnifying Person and the indemnified Person and the indemnified Person has been advised in writing by counsel engaged by the indemnifying Person that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, the indemnified Person shall be entitled, at the indemnifying Person's cost, risk and expense, to separate counsel of its own choosing.

              (iii) If the indemnifying Person fails to assume the defense of such Third-Party Claim in accordance with this Section 10.1(c) within ten (10) calendar days after receipt of the Claim Notice, the indemnified Person against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying Person) have the right to undertake, at the indemnifying Person's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying Person; PROVIDED, that such Third-Party Claim shall not be compromised or settled without the written consent of the indemnifying Person, which consent shall not be unreasonably withheld.

              (iv) In the event the indemnifying Person assumes the defense of the Claim, the indemnifying Person shall keep the indemnified Person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified Person assumes the defense of the Claim, the indemnified Person shall keep the indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Person shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 10.1 and for any final judgment (subject to any right of appeal), and the indemnifying Person agrees to indemnify and hold harmless each indemnified Person from and against any and all Losses by reason of such settlement or judgment.

          (d) LETTER OF CREDIT. Viad shall post an irrevocable letter of credit from an internationally recognized bank if, as a result of a distribution or sale of substantially all of its assets, subsidiary sale, spin-off or similar transaction (other than the transactions contemplated by this Agreement), its investment rating is adjusted downward to a level below the lowest level considered "investment grade" by a majority of the rating agencies then rating Viad's securities, such letter of credit, if any, shall be posted by Viad within three (3) Business Days after Viad first obtains knowledge that such a downward adjustment is probable. Viad must obtain the consent of Buyer before Viad undertakes a liquidation or liquidating dividend (Buyer's consent will be deemed given upon the posting of such a letter of credit). If the letter of credit is required to be posted within 21 months of the Closing Date, the amount of the letter of credit will be $40 million. If the letter of credit is required to be posted more than 21 months but less than or equal to 60 months of the Closing Date, the amount of the letter of credit will be $20 million. No letter of credit will be required in any event on the date that is 60 months after the Closing Date. The term of any letter of credit will expire on the fifth anniversary of the Closing Date by its terms or by operation of this Section 10.1(d).

     10.2 SPECIAL INDEMNITIES.

          (a) ENVIRONMENTAL INDEMNITY.

              (i) Notwithstanding the limitations set forth in Section 10.3(a),
(b), (c) and (d), and notwithstanding the disclosures in SCHEDULE 3.19, if the Closing shall occur, Viad shall indemnify, save and hold Buyer Parties harmless from and against any and all Losses incurred by any of Buyer Parties in excess of the amount reserved by the Dobbs Entities for environmental losses on the Closing Balance Sheet in connection with, arising out of, resulting from or relating to a breach of Section 3.19 or 10.3(b).

              (ii) Notwithstanding anything to the contrary in this Agreement,
(A) Viad's obligations under this Section 10.2(a) shall terminate for all purposes on the fifth (5th) anniversary of the Closing Date; and (B) claims for Environmental Losses that constitute a breach of Sections 3.8 or 3.16 must be made under Section 10.2(a) and not under Section 10.1.

          (b) UK REDUNDANCY INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(b), (c) and (d) and notwithstanding the disclosures in SCHEDULE 3.17A, if the Closing shall occur, Sellers shall jointly and severally indemnify, save and hold Buyer Parties harmless from and against any and all Losses (net of any applicable reserves on the Closing Balance Sheet), incurred by any of Buyer Parties pursuant to the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Trade Union and Labour Relations (Consolidation) Act 1992, or at common law all as in force at the Closing Date, and excluding any statutory modification, consolidation or reenactment after the Closing Date, connected with or in respect of the termination of employment based upon the redundancies themselves relating to the loss of the British Midlands Catering Agreement.

          (c) US EMPLOYMENT LAW INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(b), (c) and (d), and notwithstanding the disclosures in SCHEDULES 3.16 or 3.17, if the Closing shall occur, Viad shall indemnify, save and hold Buyer Parties harmless from and against any and all Losses incurred by any of Buyer Parties in connection with, arising out of, resulting from or relating to the failure by any of the Dobbs Entities to obtain legally valid and binding releases of claims under the terms and requirements of the US Age Discrimination in Employment Act, the Older Workers Benefit Protection Act in connection with the terminations and execution of severance and release agreements with the Persons set forth on SCHEDULE 10.2(C).

          (d) INACTIVE COMPANIES INDEMNITY. Notwithstanding the limitations set forth in Section 10.3 (c) and (d), if the Closing shall occur, Viad shall indemnify, save and hold Buyer



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

Parties harmless from and against any and all Losses incurred by any of Buyer Parties in connection with, arising out of, resulting from or relating to any liabilities and contingent liabilities of GDI, DHI, Dobbs Houses International, NAS-Dobbs and DHL.

          (e) GDI AND DHI SHARES INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(b), (c) and (d), and notwithstanding the disclosures in
SCHEDULE 3.4, if the Closing shall occur, Viad shall indemnify, save and hold Buyer Parties harmless from and against all Losses incurred by any Buyer Party in connection with, arising out of, resulting from or relating to any failure by Sellers to remove all Encumbrances from the GDI Shares and DHI Shares prior to the Closing pursuant to Sections 3.4(a) and (c).


          (f) FOOD POISONING INDEMNITY. Notwithstanding the limitations set forth in Section 10.3 (c) and (d), Viad shall indemnify, save and hold Buyer Parties harmless from and against all Losses incurred by any Buyer Party in connection with, arising out of, resulting from or relating to any material liabilities, obligations or commitments of any nature relating to food or beverage adulteration, poisoning or contamination which occur prior to the Closing; provided that the physical symptoms of such adulteration poisoning or contamination manifest themselves no later than 72 hours after the Closing.

          (g) LIMITED WORKERS COMPENSATION INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(c) and (d), Viad shall indemnify, save and hold Buyer Parties harmless from and against all Losses incurred by a Buyer Party in connection with, arising out of or resulting from or relating to those certain twenty-two (22) claims for Workers Compensation by Dobbs Entities employees transferred from Viad to the Dobbs Entities in March 1999 as indicated on SCHEDULE 10.2(g). The parties expressly acknowledge and agree that those workers compensation claims that are the subject of this Section 10.2(g) are Third Party Claims.

          (h) UK PENSION PLAN - FUNDING AND SHORTFALL INDEMNITY. Notwithstanding the limitations set forth in Sections 10.3(b), (c) and (d), if the market value of the assets of the UK Pension Plan at the Closing Date is less than the value of the prospective benefits calculated by the actuary to the UK Pension Plan in accordance with Section 3.18(A)(e) (the "SHORTFALL") and certified to Sellers by the actuary to the UK Pension Plan, Sellers shall pay to Buyer, or, if Buyer so requests in writing, to the trustees of the UK Pension Plan. Such amount as the actuary for the UK Pension Plan shall certify to be equal to the Shortfall (together with interest thereon calculated in accordance with Subsection (iii)):

              (i) Such certification by the actuary of the UK Pension Plan shall be made in accordance with the actuarial assumptions set forth in Appendix 5(a) Ongoing Basis (attached to this Agreement) used in the last formal valuation of the UK Pension Plan;

              (ii) The Shortfall (and the interest on it) shall be paid to Buyer or to the trustees of the UK Pension Plan (as appropriate) no later than thirty
(30) Business Days after the receipt by Sellers of the certificate of the actuary to the UK Pension Plan specifying the value of the Shortfall at the Closing Date;

              (iii) Sellers shall, in addition, pay interest upon the Shortfall (or upon such part as shall remain unpaid) from the Closing Date to the date of actual payment at 2% above National Westminster Bank plc base rate compounded monthly.

          (i) PROCEDURES. Any Claim by a Buyer Party pursuant to this Section
10.2 shall be made in accordance with the provisions of Section 10.1(c).

     10.3 LIMITATIONS ON INDEMNITY.

          (a) GENERAL. The indemnification obligations of Sellers and Buyer, respectively, with respect to any breach of any representation, warranty, covenant or agreement pursuant to Section 10.1 shall be limited to Claims for Losses made prior to the last date of survival thereof referred to in Section 13.1.

          (b) MAXIMUM LIABILITY.

              (i) VIAD'S LIABILITY. The maximum aggregate amount of Losses for which Viad shall be liable pursuant to Sections 10.1(a) and 10.2(d) to all Buyer Parties hereunder shall be $197,500,000 and shall be adjusted upward or downward, as the case may be, in an amount equal to twenty-five percent (25%) of any adjustment to the Purchase Price made pursuant to Section 2.5; PROVIDED, HOWEVER, that this limitation on Viad's liability shall not apply with respect to Losses arising out of or relating to (A) a breach of representation or warranty contained in Section 3.21 (Tax Matters), (B) Section 10.2(a), (b), (c),
(e) and (h) (Certain of the Special Indemnities), (C) Sections 2.2 (Sale and Transfer of Dobbs Shares) and 2.4(a) (Delivery of Dobbs Shares). Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of Losses for which Viad shall be liable to all Buyer Parties pursuant to
Section 10.2(a) (Special Environmental Indemnities) shall be Sixty Million Dollars ($60,000,000). VSCL shall in no event have any liability to Buyer Parties for the obligations of Viad, whether pursuant to Article 10 or otherwise.

              (ii) BUYER LIABILITY. The maximum aggregate amount of Losses for which Buyer shall be liable pursuant to Sections 10.1(b) and 10.4 to all Seller Parties hereunder shall be $197,500,000 and shall be adjusted upward or downward, as the case may be, in an amount equal to twenty-five percent (25%) of any adjustment to the Purchase Price made pursuant to Section 2.5.

          (c) THRESHOLD.

              (i) SELLERS' THRESHOLD. No Buyer Party shall seek, or be entitled to, indemnification from Viad pursuant to Sections 10.1(a) until the aggregate amount of Losses incurred by all Buyer Parties exceeds $5,000,000, and then only to the extent that such Losses exceed such threshold amount ("SELLERS' THRESHOLD").

              (ii) BUYER THRESHOLD. No Seller Party shall seek, or be entitled to, indemnification from Buyer pursuant to Section 10.1(b) until the aggregate amount of Losses incurred by all Seller Parties exceeds $5,000,000, and then only to the extent that such Losses exceed such threshold amount ("BUYER'S THRESHOLD").

          (d) DE MINIMIS CLAIMS. No demand for indemnification under Section
10.1 shall be made with respect to any Claim that is not an amount at least equal to $10,000 (a "DE MINIMIS CLAIM"), and no De Minimis Claim shall be taken into account for the purpose of determining whether the aggregate Claims exceed Sellers' Threshold or Buyer's Threshold.

          (e) INSURANCE PROCEEDS. To the extent that any Buyer Claim or Seller Claim is covered by insurance held by such indemnified Buyer Party or Seller Party, such indemnified Person shall be entitled to indemnification pursuant to
Section 10.1(a) or (b), as applicable, only with respect to the amount of Losses that are in excess of the cash proceeds received by such indemnified Person pursuant to such insurance. If such indemnified Person receives such cash insurance proceeds prior to the time such Claim is paid, then the amount payable by the indemnifying Person pursuant to such Claim shall be reduced by the amount of such proceeds. If such indemnified Person receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the indemnified Person of any cash proceeds pursuant to such insurance in excess of the amount of any unreimbursed Losses incurred by such indemnified Person with respect to such Claim, such indemnified Person must repay any portion of such excess amount which was previously paid by the indemnifying Person to such indemnified Person in satisfaction of such claim.

          (f) CALCULATION OF LOSSES. The amount of any indemnity payments for Losses under Section 10.1(a) or (b) above shall be determined without taking into account any Tax savings to the indemnified Person resulting from the payments giving rise to such indemnity payments or any additional Taxes payable by such indemnified Person as a result of the receipt of such payments.

          (g) NO MULTIPLE RECOVERIES. Notwithstanding the fact that an event, fact or circumstance may constitute a violation of one or more of the provisions of this Agreement, in no event shall a party seek or obtain multiple recovery for the same Loss.

     10.4 SPECIAL BUYER INDEMNITIES.

          (a) RESTRUCTURING INDEMNITY. Notwithstanding the limitations set forth in Section 10.3, Buyer shall indemnify, save and hold each Seller Party harmless from and against all Losses incurred by any such Seller Party in connection with, arising out of, resulting from or relating to any action requested of any Seller Party by Buyer pursuant to Section 5.7.

          (b) RELEASE OF GUARANTEE INDEMNITY. Notwithstanding the limitations set forth in Section 10.3 (c) and (d), Buyer shall indemnify, save and hold each Seller Party harmless from and against all Losses incurred by any such Seller Party in connection with, arising out of, resulting from or relating to Buyer's failure to obtain releases for Seller Guarantees pursuant to Section 6.1.



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

          (c) UK PENSION PLAN OVERFUNDING PAYMENT. Notwithstanding the limitations set forth in Sections 10.3 (c) and (d), if the market value of the assets of the UK Pension Plan at the Closing Date is greater than the value of the prospective benefits calculated by the actuary to the UK Pension Plan in accordance with Section 3.18(A)(e) (the "OVERFUNDING") and certified to Buyer by the actuary to the UK Pension Plan, Buyer shall pay to Sellers such amount as the actuary for the UK Pension Plan shall certify to be equal to the Overfunding (together with interest thereon calculated in accordance with Subsection (iii)):

              (i) Such certification by the actuary of the UK Pension Plan shall be made in accordance with the actuarial assumptions set forth in Appendix 5(a) Ongoing Basis (attached to this Agreement) used in the last formal valuation of the UK Pension Plan;

              (ii) The Overfunding (and the interest on it) shall be paid to Sellers no later than thirty (30) Business Day after the receipt by Buyer of the certificate of the actuary to the UK Pension Plan specifying the value of the Overfunding at the Closing Date;

              (iii) Buyer shall, in addition, pay interest upon the Overfunding (or upon such part as shall remain unpaid) from the Closing Date to the date of actual payment at 2% above National Westminster Bank plc base rate compounded monthly.

          (d) PROCEDURE. Any Claim by a Seller Party pursuant to this Section
10.4 shall be made in accordance with the provisions of Section 10.1(c).

     10.5 EXCLUSIVE REMEDY. Except for actions for fraud or securities fraud, Buyer and Sellers acknowledge and agree that from and after the Closing, the indemnification provisions in this Article 10 shall be the exclusive remedy of Buyer Parties and Seller Parties with respect to the transactions contemplated by, and the certificates delivered in connection with, this Agreement. With respect to actions for fraud or securities fraud;

          (a) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity; and

          (b) no such party shall, by exercising any remedy available to it under this Article 10, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

                                   ARTICLE 11

                                   TERMINATION

     11.1  TERMINATION. This Agreement may be terminated as follows:

          (a) By mutual written consent of Buyer and Sellers at any time prior to Closing;



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

          (b) By Buyer or Sellers if the Closing shall not have occurred on or before July 31, 1999;

          (c) By Buyer, if any event occurs that is not a result of Buyer's breach, as a result of which one or more conditions set forth in Article 8 have not been satisfied or waived by Buyer on and as of the Closing Date, if, following fifteen (15) days written notice to the other parties setting forth in reasonable detail the circumstances or upon which the claimed right of termination is based, the condition remains unsatisfied;

          (d) By Sellers, if any event occurs that is not a result of Sellers' breach, as a result of one or more conditions set forth in Article 7 have not been satisfied or waived by Sellers on and as of the Closing Date if, following fifteen (15) days written notice to the other parties setting forth in reasonable detail the circumstances upon which the claimed right of termination is based, the condition remains unsatisfied;

          (e) By Buyer, if this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall not have been approved by the requisite vote (or written consent) of the respective Board of Directors of each of Sellers within three (3) Business Days after the date of this Agreement; and

          (f) By Sellers, if this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall not have been approved by the requisite vote (or written consent) of the Board of Directors of Buyer within three (3) Business Days after the date of this Agreement.

     11.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to Section 11.1:

          (a) Each party shall return to the other party all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

          (b) No confidential information received by either party with respect to the business of the other party or its Affiliates shall be disclosed to any third Person, unless required by Law; and

          (c) All obligations of the parties hereto under this Agreement shall terminate, except for the obligations under this Section 11.2 and Sections 13.4, 13.9, 13.10 and 13.12, and no party shall have any liability to any other party; PROVIDED, HOWEVER, that termination of this Agreement by Buyer or Sellers pursuant to clause (c) or (d) of Section 11.1, respectively, by reason of intentional or knowing breaches of this Agreement shall not relieve the defaulting or breaching party (the "BREACHING PARTY") (whether or not it is the terminating party) of liability for Losses actually incurred by the other party as a result of any breach of this Agreement by the Breaching Party.

                                   ARTICLE 12

                               DISPUTE RESOLUTION

     12.1 APPOINTMENT OF REPRESENTATIVES. If any dispute arises under or with respect to this Agreement, then at the written request of any party, each party shall appoint a designated representative (the "REPRESENTATIVE") to meet for the purpose of resolving the dispute. The Representatives designated by each party shall meet at a mutually agreeable location within the Atlanta, Georgia metropolitan area and within twenty (20) days after delivery of the written request for such a meeting. The Representatives shall honor reasonable requests to exchange information related to the dispute and shall make an effort to negotiate a mutually acceptable resolution to the dispute. Negotiations shall continue until the dispute is resolved or until any party informs the others in writing that negotiations will not result in a mutually acceptable resolution and a mediator should be appointed.

     12.2 MEDIATION. If the dispute is not resolved under Section 12.1, the dispute shall be submitted to nonbinding mediation (the "MEDIATION"), unless the parties to the dispute elect to bypass mediation and to resolve the dispute through arbitration (as provided in Section 12.3). The parties shall appoint a mutually agreeable neutral mediator (the "MEDIATOR"). If the parties are unable to agree on a Mediator within ten (10) days after the mediation is requested, any party may refer the matter to the Atlanta, Georgia office of the American Arbitration Association ("AAA") for the limited purpose of having AAA provide a list of seven (7) names from which the parties shall select a Mediator. If the parties are unable to agree on a person on the list, the parties shall alternately strike names from the list until one name is left on the list. A coin toss shall determine which party is entitled to strike the first name. Except as otherwise provided in this Agreement or as the parties may otherwise agree at the time of the Mediation, the Mediation shall be conducted pursuant to the Commercial Mediation Rules of the AAA, as amended from time to time. The Mediation shall be conducted within thirty (30) days after the appointment of the Mediator. The parties shall share equally the costs of the Mediation, including fees of the Mediator, the cost, if any, of obtaining a location for the Mediation and any filing fee. If during the Mediation the parties reach a mutually acceptable settlement of any or all of their disputes they shall reduce the settlement to the form of a written settlement agreement which shall be binding upon the parties. The Mediation may be terminated only after all of the parties have participated in the Mediation and are unable to agree on a settlement. Mediation discussions or opinions of the Mediator are confidential and may not be relied upon, referred to or introduced as evidence in any subsequent arbitration or other proceeding.

     12.3  ARBITRATION. If the dispute is not resolved under Section 12.1 or
Section 12.2, as the case may be, the parties agree that the dispute shall be resolved by a private arbitration conducted by a single arbitrator selected by the mutual agreement of the parties (the "ARBITRATOR"). If the parties are unable to agree on an Arbitrator within ten (10) days following the termination of negotiations pursuant to Section 12.1 or Mediation, as the case may be, the parties shall request AAA to provide a list of seven (7) names from which the parties shall select the Arbitrator. If the parties are unable to agree on a person on the list, the parties shall alternately strike names from the list until one (1) name is left on the list. A coin toss shall determine which party is entitled to strike the first name. The Arbitrator shall not be any person who participated in the Mediation, any person who is an officer, director or employee or Affiliate of such party or any person who has a direct or indirect personal or financial interest in the outcome of the arbitration. The Arbitrator shall set a hearing date for an arbitration proceeding (the "HEARING") within sixty (60) days from the date the Arbitrator is selected, unless otherwise agreed by the parties, or unless otherwise ordered by the Arbitrator at the request of any party. The Hearing shall be held at a location agreed upon by the parties and convenient for the Arbitrator, or if the parties cannot agree upon a location, at a location within the Atlanta, Georgia metropolitan area designated by the Arbitrator. The Hearing shall be conducted in accordance with the following procedures:

           (a) Unless otherwise agreed, within thirty (30) days prior to the Hearing, each party shall submit to the Arbitrator, with a copy to the other parties, a list of all witnesses and exhibits which it intends to present at the Hearing.

           (b) No later than fifteen (15) days prior to the scheduled Hearing, each party shall provide to the Arbitrator a short (not to exceed five (5) single-spaced pages or such other page limit as the Arbitrator permits) statement of its position with regard to the dispute.

           (c) At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement.

           (d) The Arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing.

           (e) The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the Arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any; (iv) a court reporter if requested by any party; and (v) any witnesses. The Arbitrator may sequester witnesses upon the motion of a party.

           (f) When testimony is complete and each party has introduced its exhibits and made a closing statement or waived the opportunity to do so, the Arbitrator shall declare the Hearing closed; PROVIDED, HOWEVER, that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Arbitrator.

           (g) Within thirty (30) days after the close of the Hearing or submission of the post-hearing briefs, the Arbitrator shall issue a written opinion and award (the "AWARD"), based on evidence, arguments and post-hearing briefs, if any. The Award shall resolve the parties' dispute and shall be final and binding on the parties. The Arbitrator shall have the Award delivered to each party in accordance with Section 13.3.

           (h) Except as otherwise provided in this Agreement, there shall be no ex-parte communication regarding the subject matter of the Hearing between a party or its attorneys and the Arbitrator from the time the Arbitrator is appointed until after the parties receive the Award.

           (i) The parties may agree to submit the dispute to the Arbitrator without a Hearing, in which event the Arbitrator will render and deliver to the parties a written opinion and Award within thirty (30) days of being notified that the parties waive the Hearing.

           (j) Notwithstanding any other provision of this Agreement, the Arbitrator shall have no power to delete from, add to, nor modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Article 12.

           (k) Sellers, on the one hand, and Buyer, on the other hand, shall share equally the costs and expenses of the arbitration, including filing fees, fees of the Arbitrator and costs, if any, of obtaining a location for the Hearing. Each party shall bear its own attorneys' fees, witness and expert fees, and copying and travel expenses.

     12.4 EQUITABLE REMEDIES. Notwithstanding anything to the contrary in this Article 12 or Section 10.4, the parties hereby reserve all rights to obtain injunctive relief and other equitable remedies to enforce their respective rights under this Agreement. Without limitation of the foregoing,
(a) any party may petition a court of competent jurisdiction to enter a temporary restraining order or preliminary injunction to preserve the status quo pending resolution of any arbitration proceeding; and (b) either party may commence a proceeding in any court of competent jurisdiction to enforce any arbitration award.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

     13.1 SURVIVAL OF CERTAIN PROVISIONS. The representations and warranties of Sellers contained herein shall survive the Closing until the twenty-first month anniversary of the Closing Date, without regard to any investigation made by Buyer, unless Buyer notifies Sellers in writing prior to such date of any specific claim or claims for alleged breach of any such representation or warranty, in which case such representation or warranty shall survive with respect to such claim or claims until the final resolution by settlement, arbitration, litigation or otherwise of such claim or claims; PROVIDED, HOWEVER, that (i) the representations and warranties contained in Sections
3.2 (Authorization of Sellers), 3.4 (Capitalization of US Dobbs Entities; Ownership of Dobbs Shares) and 3.4A (Capitalization of UK Dobbs Entities; Ownership of Dobbs Shares) shall survive the Closing indefinitely, (ii) the representations and warranties contained in Sections 3.18A (Employee Plans Other Than UK Pension Plan and GPP), 3.18 (UK Pension Plans), 3.21 (Tax Matters) and 3.21A (Additional Specific Warranties in Relation to UK Tax Matters) shall survive the Closing through the applicable statute of limitations period, including any extensions thereof and (iii) the representations and warranties contained in Section 3.19 (Compliance with Environmental Laws) and the indemnities contained in Section 10.2 shall survive the Closing until the fifth anniversary thereof. All representations and warranties of Buyer shall survive until the first anniversary of the Closing Date. The covenants and agreements of the parties contained herein shall survive the Closing in accordance with their respective terms, PROVIDED, HOWEVER, that the covenants contained in Sections 9.1, 9.2, and 9.3 shall survive indefinitely.

     13.2 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any party's respective rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, Sellers hereby consent to the assignment by Buyer of its rights pursuant to this Agreement, including the delivery of Share Certificates pursuant to Section 2.4(a), to any Affiliate, Subsidiary or multiple Affiliates or Subsidiaries of Buyer, (in whole or in part) and agree to execute any appropriate agreement or instrument that Buyer may reasonably request in order to effect or evidence such assignment. Notwithstanding any such consent, Buyer shall remain liable for all of Buyer's obligations under this Agreement. Sellers hereby consent to the assignment by Buyer of any of its rights under Article 10 to Gate Gourmet Holding AG or its Affiliates prior or subsequent to a public float of all or part of Gate Gourmet Holding AG's shares. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder. Each party acknowledges that, even though it might not have obtained the approval of its board of directors prior to the execution hereof, such party is fully bound by the terms of this Agreement unless terminated pursuant to Section 11.

     13.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received. In each case, notices shall be sent as follows:

         If to Sellers, addressed to:

                  Viad Corp
                  1850 North Central Avenue
                  Phoenix, AZ 85077
                  Attention:  General Counsel
                  Telecopy: (602) 207-5480

         With a copy to:

                  Bryan Cave LLP
                  Two North Central, Suite 2200
                  Phoenix, AZ  85004-4406
                  Attention:  Frank M. Placenti, Esq.
                  Telecopy:  (602) 364-7070

         If to Buyer, addressed to:

                  SAir Group
                  P.O. Box
                  CH-8058 Zurich Airport
                  Zurich, Switzerland
                  Attention: Wolfgang Werle
                  Telecopy:  41-1-812-93-03

         With a copy to:

                  Gate Gourmet Holding AG
                  P. O. Box
                  CH-8058 Zurich Airport
                  Zurich, Switzerland
                  Attention: Henning Boysen
                  Telecopy: 41-1-812-91-19

         and

                  Baker & McKenzie
                  One Prudential Plaza
                  130 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention: Dieter A. Schmitz, Esq.
                  Telecopy:  (312) 861-2899

or to such other address and with such other copies as either party may designate by written notice to the other party.

     13.4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that any matters under this Agreement with respect to the internal corporate affairs or legal compliance of the UK Dobbs Entities shall be governed by, and construed in accordance with, the laws of England and Wales. Buyer hereby designates Baker & McKenzie (with a copy to be sent via telefax to Buyer, both of the addresses set forth in Section 13.3), as its agent for service of process, which agent may be substituted at any time upon ten (10) days' notice to Sellers, but which substitute agent shall in no event be located outside the United States, and Buyer irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to such agent. Subject to the provisions of Article 12 hereof, the parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware for purposes of any judicial proceeding properly brought pursuant to the terms of this Agreement. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

     13.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and Schedules hereto, and the Ancillary Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and, with the exception of that certain Confidentiality Agreement, dated February 10, 1999, among the parties hereto, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties including the Letter of Intent between Viad and Buyer's Affiliate dated April 13, 1999;

PROVIDED, HOWEVER, that the forms of agreements attached hereto as Exhibits shall be superseded by the copies of such agreements executed and delivered by the respective parties thereto, the execution and delivery of such agreements by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13.6  DISCLOSURE. The disclosures made in any Schedule referenced in
Article 3, and those in any supplement pursuant to Section 5.4, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     13.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     13.8 CAPTIONS. The captions, titles or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13.9 PUBLICITY. Neither Sellers nor Buyer shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement; PROVIDED, HOWEVER, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law; and PROVIDED, FURTHER, that each such party shall, to the extent reasonably practicable, afford the other parties the opportunity to review and comment on the proposed disclosure.

     13.10 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 13.9. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its advisors, consultants and other representatives and to Affiliates in connection with the transactions contemplated hereby. Sellers acknowledge that they have had access to confidential information regarding the operations and business of the Dobbs Entities and shall after the Closing treat such information as confidential, preserve the confidentiality thereof and not use or disclose such information, except to its advisors, consultants and other representatives and to its Affiliates in connection with the contemplated transactions.

     13.11 TRANSFER AND SIMILAR TAXES. All applicable filing fees, transfer taxes, stamp taxes and similar taxes payable in connection with the transactions contemplated by this Agreement will be borne by the respective party in accordance with applicable Law or, in the absence thereof, local practice.

     13.12 FEES AND EXPENSES. Except as otherwise provided in Section 2.5(c), each party to this Agreement shall bear its own fees, costs and expenses (including legal fees) arising out of, relating to or incurred in connection with the evaluation, negotiation and documentation of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

     13.13 REPRESENTATION OF COUNSEL; MUTUAL NEGOTIATION. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

     13.14 VIAD GUARANTEE. In partial consideration for Buyer's entering into this Agreement, Viad irrevocably, absolutely and unconditionally guarantees (as primary obligor and not as surety only) to Buyer all of VSCL's performance of its obligations under this Agreement.

     13.15 INTERPRETIVE PROVISIONS.

           (a) Except as otherwise provided herein, whenever used in this Agreement the phrases "to the knowledge of Sellers," "to Sellers' knowledge," and words or phrases of similar import shall mean the actual knowledge of those persons listed on SCHEDULE 13.15(a), after reasonable inquiry.

           (b) Whenever used in this Agreement, the phrases "to the knowledge of Buyer," "to Buyer's knowledge" and words or phrases of similar import shall mean the actual knowledge of those persons listed on SCHEDULE 13.15(b) after reasonable inquiry.

           (c) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

           (d) The terms "include" or "including" shall indicate examples of a foregoing general statement and not a limitation on that general statement.

           (e) Except as otherwise provided herein, accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

     13.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the date and year first above written.


                                    SELLERS:

                                    VIAD CORP


                                    By: /s/ WAYNE A. WIGHT
                                       -----------------------------------
                                    Name:   Wayne A. Wight
                                         ---------------------------------
                                    Title:  Vice President
                                          --------------------------------


                                    VIAD SERVICE COMPANIES LIMITED


                                    By: /s/ WAYNE A. WIGHT
                                       -----------------------------------
                                    Name:   Wayne A. Wight
                                         ---------------------------------
                                    Title:  Director
                                          --------------------------------


                                    BUYER:

                                    SAIR GROUP


                                    By: /s/ WOLFGANG WERLE
                                       -----------------------------------
                                    Name:   Wolfgang Werle
                                         ---------------------------------
                                    Title:  President & CEO, SAir Relations
                                          --------------------------------


                                    By: /s/ HENNING BOYSEN
                                       -----------------------------------
                                    Name:   Henning Boysen
                                         ---------------------------------
                                    Title:  President & CEO, Gate Gourmet
                                          --------------------------------

                                   LIST OF EXHIBITS

Exhibit A           -    Form of Transition Services Agreement

Exhibit B           -    Form of Intangibles Purchase Agreement

Exhibit C           -    Form of Noncompetition Agreement


                                 LIST OF SCHEDULES


Schedule 2.3        -    Allocation of Purchase Price

Schedule 2.5        -    Agreed Accounting Treatment

Schedule 3.3        -    Organization and Qualification of the Dobbs Entities;
                         Subsidiaries

Schedule 3.4        -    Capitalization of US Dobbs Entities; Ownership of Dobbs
                         Shares

Schedule 3.4A       -    Capitalization of UK Dobbs Entities; Ownership of Dobbs
                         Shares

Schedule 3.5        -    No Conflict or Violation

Schedule 3.6        -    US Consents and Approvals

Schedule 3.7        -    Financial Statements

Schedule 3.8        -    Undisclosed Liabilities

Schedule 3.9        -    Absence of Certain Changes or Events

Schedule 3.10(a)    -    Owned Real Property

Schedule 3.10(b)    -    Leased Real Property

Schedule 3.11(b)    -    Leased Personal Property

Schedule 3.12       -    Contracts and Commitments

Schedule 3.13       -    Absences of Breaches or Defaults

Schedule 3.14       -    Permits

Schedule 3.15       -    Litigation

Schedule 3.16       -    Compliance with Laws

Schedule 3.17       -    US Labor Matters

Schedule 3.17A      -    Additional Specific Warranties in Relation to UK Labor
                         Matters

Schedule 3.18       -    Employee Plans Other Than UK Pension Plan or GPP

Schedule 3.19       -    Compliance With Environmental Laws

Schedule 3.20       -    Intellectual Property

Schedule 3.21       -    Tax Matters

Schedule 3.22       -    Insurance

Schedule 3.23       -    Customers and Suppliers

Schedule 3.24       -    Books and Records

Schedule 4.3        -    Consents and Approvals

Schedule 5.1        -    Business in Ordinary Course

Schedule 5.6        -    Dormant Entities/Restructuring

Schedule 6.1        -    Release of Seller Guarantees

Schedule 6.2(e)     -    Treatment of Certain Employee Benefits for Dobbs
                         Executives

Schedule 10.2(c)    -    US Employment Law Indemnity

Schedule 10.2(g)    -    Limited Workers Compensation Indemnity

Schedule 13.15(a)   -    Persons Having "Knowledge" on Behalf of Sellers

Schedule 13.15(b)   -    Persons Having "Knowledge" on Behalf of Buyer

Appendix 5          -    Valuation Assumptions (referenced in Section 10.2(h))

                                  AMENDMENT NO. 1

                            TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1, dated as of July 1, 1999 (this "AMENDMENT"), to that certain Stock Purchase Agreement, dated as of May 18, 1999 (the "AGREEMENT"), by and among VIAD CORP, a corporation organized under the laws of the State of Delaware, United States of America ("VIAD"), VIAD SERVICE COMPANIES LIMITED, a company organized under the laws of England and Wales ("VSCL", and collectively with Viad, "SELLERS"), and SAir GROUP, a company organized under the laws of Switzerland ("BUYER") is made by and among Sellers and Buyer. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

                                     RECITALS:

     A. Section 6.4 of the Agreement sets forth an agreement of Sellers and Buyer with respect to the change of the corporate name of GDI prior to the Closing.

     B. Sellers and Buyer desire to amend the Agreement to provide for the change of corporate name of GDI on or immediately following the Closing.

     C. Section 10.2(a)(i) of the Agreement inadvertently contains references to Sections 10.3(a) and (b).

     D. Sellers and Buyer desire to amend the Agreement to remove such mistaken references in Section 10.2(a)(i).

     E. Section 10.4 of the Agreement sets forth certain special Buyer indemnities.

     F. Sellers and Buyer desire to amend Section 10.4 of the Agreement to provide for additional special indemnities by Buyer relating to (i) the previously contemplated sale of certain real property owned by DISI and located in Miami, Florida, and (ii) action taken prior to the Closing by the Board of Directors of DISI at the request of Buyer with respect to the establishment of a line of credit with Bank of America.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to amend the Agreement pursuant to Section 13.5 thereof as follows:

     1. AMENDMENT TO SECTION 6.4. Section 6.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "On or immediately following the Closing Date, Viad shall change the corporate name of GDI to Dobbs Holdings Inc."

     2. AMENDMENT OF SECTION 10.2(a)(i). Section 10.2(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Notwithstanding the limitations set forth in Section 10.3(c) and (d), and notwithstanding the disclosures in SCHEDULE 3.19, if the Closing shall occur, Viad shall indemnify, save and hold Buyer Parties harmless from and against any and all Losses incurred by any of Buyer Parties in excess of the amount reserved by the Dobbs Entities for environmental losses on the Closing Balance Sheet in connection with, arising out of, resulting from or relating to a breach of Section 3.19."

     3. AMENDMENT TO SECTION 10.4. Section 10.4 of the Agreement is hereby amended by the addition of the following new clauses "(e)"and "(f)":

          "(e) SALE OF MIAMI PROPERTY INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(c)(ii), Buyer shall indemnify, save and hold each Seller Party harmless from and against any and all Losses incurred by any such Seller Party in connection with, arising out of, resulting from or relating or incident to, the commencement of any Action against any Seller Party arising out of or relating to the failure by DISI to enter into a contract with DO & CO Restaurants and Catering AG with respect to the sale of the property located at 3575 N. W. 25th Street, Miami, Florida and to consummate such sale."

          "(f) DISI LINE OF CREDIT INDEMNITY. Notwithstanding the limitations set forth in Section 10.3(c)(ii), Buyer shall indemnify, save and hold each Seller Party harmless from and against any and all Losses incurred by any such Seller Party in connection with, arising out of, resulting from or relating or incident to, action taken prior to the Closing by the Board of Directors of DISI at the request of Buyer to authorize the establishment of a $25,630,000.00 line of credit with Bank of America."

     4.   REFERENCE TO AND EFFECT ON THE AGREEMENT.

     (a) Upon effectiveness this Amendment, on and after the date of this Amendment, each reference in the Agreement to "the Agreement", "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

     (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     5. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the date and year first above written.


                                    SELLERS:

                                    VIAD CORP


                                    By: /s/ ROBERT H. BOHANNON
                                       -----------------------------------
                                    Name:   Robert H. Bohannon
                                         ---------------------------------
                                    Title:  President & CEO
                                          --------------------------------


                                    VIAD SERVICE COMPANIES LIMITED


                                    By: /s/ WAYNE A. WIGHT
                                       -----------------------------------
                                    Name:   Wayne A. Wight
                                         ---------------------------------
                                    Title:  Director
                                          --------------------------------


                                    BUYER:

                                    SAIR GROUP


                                    By: /s/ HENNING BOYSEN
                                       -----------------------------------
                                    Name:   Henning Boysen
                                         ---------------------------------
                                    Title:  Attorney in Fact
                                          --------------------------------


                                    By: /s/ NIELS SMEDEGAARD
                                       -----------------------------------
                                    Name:   Niels Smedegaard
                                         ---------------------------------
                                    Title:  Attorney in Fact
                                          --------------------------------

                                      -3-